Exhibit 10.1

Published CUSIP Number 750322AT6

Revolving CUSIP Number 750322AU3

CREDIT AGREEMENT

Dated as of May 10, 2012

among

RADIATION THERAPY SERVICES HOLDINGS, INC.,

RADIATION THERAPY SERVICES, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender,

SUNTRUST BANK,

as Syndication Agent

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent

WELLS FARGO SECURITIES, LLC,

SUNTRUST ROBINSON HUMPHREY, INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC,

SUNTRUST ROBINSON HUMPHREY, INC.

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

i

SCHEDULES:

1.1A	Commitments
1.1C	Unrestricted Subsidiaries
1.1E	Existing Investments
1.1F	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8	Real Property
4.9	Licenses
4.15(a)	Organizational Structure
4.15(b)	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.22	Insurance
4.24	Brokers’ Fees
5.1(j)(ii)	Local Counsel
7.2(c)	Existing Indebtedness
10.2	Borrower’s Website

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Borrowing Notice
C	Form of Interest Election Request
D	Form of Guaranty and Collateral Agreement
E-1	Form of Revolving Note
E-2	Form of Swingline Note
F	Form of Legal Opinion of Kirkland & Ellis LLP
G	[RESERVED]
H	Form of Compliance Certificate
I-1	Form of United States Tax Compliance Certificate for Foreign Lenders Who Are Not Partnerships for U.S. Federal Income Tax Purposes
I-2	Form of United States Tax Compliance Certificate for Foreign Lenders Who Are Partnerships for U.S. Federal Income Tax Purposes
I-3	Form of United States Tax Compliance Certificate for Non-U.S. Participants Who Are Not Partnerships for U.S. Federal Income Tax Purposes
I-4	Form of United States Tax Compliance Certificate for Non-U.S. Participants Who Are Partnerships for U.S. Federal Income Tax Purposes
J	Form of Patriot Act Certificate
K	Form of Account Designation Notice
L	Form of Mortgage

v

CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) dated as of May 10, 2012, among Radiation Therapy Services Holdings, Inc., a Delaware corporation (together with its successors, “Parent”), Radiation Therapy Services, Inc., a Florida corporation (together with its successors, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, collateral agent, issuing bank and swingline lender.

RECITALS

WHEREAS, Parent, Wells Fargo Bank, National Association, administrative agent, the lenders from time to time party thereto and the other parties thereto are parties to an amended and restated credit agreement dated as of September 29, 2011 (the “Existing Credit Agreement”);

WHEREAS, on the Closing Date, the Borrower shall issue $350,000,000 in aggregate principal amount of the Second Lien Notes; and

WHEREAS, the proceeds of the Second Lien Notes shall be used (i) to repay all amounts under the Existing Credit Agreement, (ii) to pay fees and expenses incurred in connection with the issuance of the Second Lien Notes, the repayment of the Existing Credit Agreement and the entry into this Agreement, and (iii) for general working capital purposes.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1.                            Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  For purposes hereof, “Prime Rate”:  shall mean the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate (the Prime Rate not being intended to be the lowest or best rate of interest charged by Wells Fargo, in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  shall mean Loans the rate of interest applicable to which is based upon the ABR.

“Additional Lender”: shall have the meaning set forth in Section 2.20.

“Accepting Lender”: shall have the meaning set forth in Section 2.23.

“Account Designation Notice”:  shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit K.

“Acquired EBITDA”:  shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”:  shall mean any Person, property, business or asset acquired (other than in the ordinary course of business) during a period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the acquiring Person or its Subsidiaries during such period.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Borrower or at the time it merges or consolidates with or into the Borrower or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or such acquisition, merger or consolidation.

“Adjustment Date”:  shall have the meaning set forth in the definition of Pricing Grid.

“Administrative Agent”:  shall mean Wells Fargo, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors permitted under Section 9.

“Administrative Agent Fee Letter” shall mean the letter dated the Closing Date between the Administrative Agent and the Borrower relating to certain fees payable to the Administrative Agent in its capacity as such.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agents”:  shall mean the collective reference to the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent, the Documentation Agent, the Collateral Agent and the Administrative Agent.

“Aggregate Exposure”:  shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the amount of such Lender’s Commitment then in effect or, if the Commitments of the Lenders have been terminated, the amount of such Lender’s Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  shall have the meaning set forth in the preamble.

“Applicable Margin”:  shall mean with respect to (a) Eurodollar Loans, 5.50% per annum and (b) ABR Loans, 4.50% per annum; provided that, on and after the first Adjustment Date after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grid.

“Applicable Percentage”:  shall mean, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Applicable Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.

“Application”:  shall mean an application, in such form as the Issuing Bank may reasonably specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

“Approved Fund”:  shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Acquisition”: shall mean (1) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or any Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (2) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than a Restricted Subsidiary of the Borrower) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale”:  shall mean any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other voluntary transfer for value of any property of the Borrower or any property of any Restricted Subsidiary of the Borrower by the Borrower or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Borrower or a Restricted Subsidiary of the Borrower (or a Person who becomes a Restricted Subsidiary of the Borrower in connection with such transaction) of:

(1)                                 any Capital Stock of any Restricted Subsidiary of the Borrower; or

(2)                                 any other property or assets (other than Capital Stock of the Borrower) of the Borrower or any Restricted Subsidiary of the Borrower other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include:

(a)                                 a transaction or series of related transactions for which the Borrower or its Restricted Subsidiaries receive aggregate consideration of less than $5,000,000;

(b)                                 the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Borrower or a Guarantor as permitted under Section 7.4;

(c)                                  any Restricted Payment permitted by Section 7.6;

(d)                                 the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof;

(e)                                  disposals or replacements of obsolete, damaged or worn out equipment;

(f)                                   any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

(g)                                  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

(h)                                 any termination or expiration of any lease or sublease of real property in accordance with its terms;

(i)                                     creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by this Agreement and the other Loan Documents;

(j)                                    condemnations on or the taking by eminent domain of property or assets; and

(k)                                 any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Assignment and Assumption”:  shall mean an Assignment and Assumption, substantially in the form of Exhibit A.

“Available Commitment”:  shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.

“Benefitted Lender”:  shall have the meaning set forth in Section 10.7(a).

“Board”:  shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board Resolution”: shall mean, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrowing Date”:  shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”:  shall mean with respect to any request for a borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit B, delivered to the Administrative Agent.

“Broker Dealer Subsidiary”:  shall mean any Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Business Day”:  shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock” means:

(1)                                 with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)                                 with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Lenders, as collateral for L/C Exposure or obligations of Lenders to fund their respective undivided interests in respect of Letters of Credit pursuant to Section 3.4, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  shall mean (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S.  branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Cash Management Agreement”: shall mean any agreement to provide Cash Management Services.

“Cash Management Bank”: shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, credit cards, corporate purchase cards, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means the occurrence of one or more of the following events:

(1)                                 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”)(whether or not otherwise in compliance with the provisions of the Loan Documents), other than to the Permitted Holders;

(2)                                 the approval by the holders of Capital Stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of the Loan Documents);

(3)                                 the Borrower becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than the Permitted Holders and any entity formed for the purpose of owning Capital Stock of the Borrower) is or has become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or

(4)                                 the replacement of a majority of the Board of Directors of the Borrower over a two year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

For purposes of this definition (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of the Borrower shall not itself be considered a Person or Group for purposes of clause (1) or (3) above.

“Class”: shall mean all Commitments with the same Termination Date.

“Closing Costs”:  shall mean non-recurring out-of-pocket costs, fees, commissions, bonuses and expenses, including without limitation attorneys’ costs, fees and expenses, investment banking costs, fees and expenses; sponsor costs, fees and expenses; non-recurring costs, fees and expenses payable under the Administrative Agent Fee Letter, in each case incurred and paid by the Permitted Holders or any of the Loan Parties in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby or incurred in furtherance thereof.

“Closing Date”:  shall mean May 10, 2012.

“Code”:  shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  shall mean Wells Fargo, as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Collateralized Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Commitment”:  shall mean, as to any Person, the obligation of such Person, if any, to make Revolving Loans and participate or be assigned interests in Swingline Loans and Letters of Credit (in each case, whether or not such Loans or Letters of Credit are actually made, issued or drawn) in an aggregate principal and/or face amount equal to the amount set forth under “Commitment” on Schedule 1.1A hereto or in the Assignment and Assumption pursuant to which such Person became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the Total Commitments of the Lenders as of the Closing Date is $140,000,000.

“Commitment Fee Rate”:  shall mean a rate per annum equal to 1%; provided that, on and after the first Adjustment Date after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commitment Period”:  shall mean the period from and including the Closing Date to the Termination Date.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Commonly Controlled Entity”:  shall mean an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Consolidated EBITDA”:  shall mean, with respect to any Person, for any period, the sum (without duplication) of (1) Consolidated Net Income; and (2) to the extent Consolidated Net Income has been reduced thereby: (a) all income, franchise or similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period; (b) Consolidated Fixed Charges; and (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives) for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; (d) any expenses or charges incurred in connection with any offering of Borrower’s or Parent’s Capital Stock, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Agreement and the Loan Documents (in each case whether or not consummated); and (e) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement.  Notwithstanding anything contained herein, solely for purposes of calculating Consolidated EBITDA for purposes of compliance with Section 7.1, in no event shall the percentage of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries which is derived from (x) Medical Developers for any period exceed 25% and (y) Restricted Subsidiaries that are not Guarantors for any period exceed 40%, except, in each case (but without duplication of other amounts already included in Consolidated EBITDA for such period), to the extent any such Consolidated EBITDA which is so derived represents cash that is actually distributed to the Borrower or a Subsidiary Guarantor in such period, in which case such Consolidated EBITDA represented by such cash shall not be included in the calculation of such 25% and 40% limitations.

“Consolidated First Lien Debt”:  shall mean, at any date, the Consolidated Total Debt at such date; provided that, solely for the purposes of this definition of “Consolidated First Lien Debt”, there shall be excluded from “Consolidated Total Debt” any Indebtedness which is either (A) not secured or (B) secured by a Lien on the Collateral which Lien is contractually subordinated to the Lien on the Collateral securing the Secured Obligations.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to Consolidated Fixed Charges of such Person for the Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                 the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)                                 any asset sales or other dispositions or Asset Acquisitions that occurred during the Four Quarter Period or after the end of the Four Quarter Period and on or prior to the Transaction

Date (including without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition) and the reduction in costs and related adjustments (including, without limitation, the elimination of physician and shareholder compensation, and the normalization of rental expense) that (i) were directly attributable to such Asset Acquisition calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect on the Closing Date or (ii) were actually implemented by the business that was the subject of any such Asset Acquisition prior to the Transaction Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition), as if all such reductions in costs had been effected as of the beginning of such period.  Notwithstanding the foregoing, pro forma adjustments in respect of any Asset Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Asset Acquisition, as estimated in good faith by the chief financial officer of the Borrower shall be permitted.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator of this “Consolidated Fixed Charge Coverage Ratio”:

(1)                                 interest on Indebtedness being given a pro forma effect which is determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)                                 notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges”: shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1)                                 Consolidated Interest Expense; plus

(2)                                 the amount of all cash dividend payments on any series of Disqualified Capital Stock of such Person and, to the extent permitted under this Agreement, its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid during such period.

“Consolidated Interest Expense”:  shall mean, with respect to any Person for any period, the sum of, without duplication: (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:  (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness;

and (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”:  shall mean, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom: (1) after tax gains (or losses) from Asset Sales (without regard to the $5,000,000 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto; (2) after tax extraordinary, unusual or nonrecurring gains (or losses), costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments); (3) solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of the first paragraph of Section 7.6, the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; unless such restriction with respect to the payment of dividends or similar distributions has been legally waived and except to the extent of cash dividends or distributions paid to the referent Person or to another Restricted Subsidiary of the referent Person by such Person; (4) the net income (or loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person; (5) net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period); (6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; (7) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs; (8) any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness; (9) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of SFAS Nos. 141, 142 or 144 or other accounting pronouncements relating to purchase accounting); and (10) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133).

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges or expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Leverage” means the sum of the aggregate outstanding Secured Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA of Borrower for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower are available, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”; provided that, for the purpose of determining

Consolidated Secured Leverage, the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date.

“Consolidated Total Debt”:  shall mean, at any date, the excess of (x) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries within the meaning of clause (1), (2) or (3) of the definition of Indebtedness at such date, determined on a consolidated basis; provided that the percentage of the total Indebtedness included in this clause (x) of any Restricted Subsidiary that is not a Subsidiary Guarantor shall not exceed the percentage of the outstanding Capital Stock of such Restricted Subsidiary held (directly or indirectly) by Borrower at such date; provided further that the full principal amount of Indebtedness of a Restricted Subsidiary that is not a Guarantor in respect of which Borrower or a Subsidiary Guarantor has guaranteed pursuant to Section 7.2(l) shall be included in this clause (x) minus (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors at such date minus (z) the aggregate amount of unrestricted cash and Cash Equivalents of all Restricted Subsidiaries that are not Subsidiary Guarantors at such date; provided that the percentage of the total cash and Cash Equivalents included in this clause (z) of any Restricted Subsidiary that is not a Subsidiary Guarantor shall not exceed the percentage of the outstanding Capital Stock of such Restricted Subsidiary held (directly or indirectly) by Borrower at such date; provided further that no cash or Cash Equivalents of any such Restricted Subsidiary that is not a Guarantor may be included in this clause (z) if such Restricted Subsidiary is prohibited from distributing the cash or Cash Equivalents to the Borrower by the terms of any Contractual Obligation (other than any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary; provided that the immediately foregoing proviso shall not apply to any Restricted Subsidiary that is not prohibited from making intercompany loans of its cash to Borrower or a Subsidiary Guarantor; provided further that at any time that the Extensions of Credit of the Lenders exceed $10,000,000, the sum of cash and Cash Equivalents included in clauses (y) and (z) of this definition shall not exceed $25,000,000 in the aggregate.

“Contractual Obligation”:  shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Parties”:  shall mean the Borrower and its Restricted Subsidiaries.

“Currency Agreement”: shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Restricted Subsidiary of the Borrower against fluctuations in currency values.

“Debt Discharge”:  shall mean the payment in full of all loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest, fees and other amounts owing thereunder, the termination of all commitments to extend credit thereunder and the release of all Liens securing obligations thereunder.

“Debtor Relief Laws”:  shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, rules or regulations of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  shall mean any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both as set forth in such Section has been satisfied.

“Defaulting Lender”:  shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its interest in Letters of Credit or its Fronted Swingline Amount) within one Business Day of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-cash Consideration”: shall mean the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the Latest Termination Date.

“Disqualified Lender” means those Persons set forth in the list delivered by the Borrower (or its counsel) to the Administrative Agent and the Lenders prior to the Closing Date, and the Affiliates of such Persons.

“Documentation Agent”:  shall mean General Electric Capital Corporation, in its capacity as documentation agent hereunder.

“Dollars” and “$”:  shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary”:  shall mean any Restricted Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia, other than any such entity that is a Foreign Subsidiary.

“Eligible Assignee”:  shall mean any (i) Lender and (ii) any other Person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of the Borrower shall be required during the continuance of an Event of Default under Section 8(a) or 8(f) and (y) “Eligible Assignee” shall not include (i) the Parent, the Borrower or any of its Subsidiaries or any natural person or (ii) any Disqualified Lender.

“Employee Benefit Plan”:  shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (other than any Multiemployer Plan) which is maintained or contributed to by Borrower or any Restricted Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate.

“Environment”:  shall mean ambient air, indoor air, surface water, groundwater, land and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws”:  shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or common law regulating, relating to or imposing liability or standards of conduct concerning protection of the Environment or of human health (to the extent relating to exposure to Materials of Environmental Concern) or employee health and safety, as now or may at any time hereafter be in effect.

“ERISA”:  shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  shall mean any Person who together with the Borrower or any Restricted Subsidiary is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurocurrency Reserve Requirements”:  shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in

Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  shall mean, with respect to each day during each Interest Period pertaining to (x) a Eurodollar Loan or (y) an ABR Loan bearing interest by reference to clause (c) of the definition of ABR, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  shall mean the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  shall mean any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Interest”:  shall mean any interest imposed by a relevant taxing authority in excess of underpayment rate described under Section 6621(a)(2) of the Code or similar provisions under the state or local tax laws.

“Exchange Act”:  shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes”: shall mean with respect to the Administrative Agent or any Lender, (i) Taxes imposed on the Administrative Agent or such Lender as a result of the recipient being organized or incorporated in, or having its principal office in, the jurisdiction of the Governmental Authority imposing such Tax or in the case of any Lender, having its applicable lending office in such jurisdiction, or as a result of any other present or former connection between the Administrative Agent or such Lender and such jurisdiction or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, enforced, delivered, performed its obligations, become a party to or received any payment under this Agreement or any other Loan Document), provided that, for the avoidance of doubt, a U.S. federal withholding tax under the current version of sections 871(a), 881(a), 1441 or 1442 of the Code shall not be an Excluded Tax under this clause (i); (ii) U.S. federal withholding tax imposed on amounts payable to a Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office (other than pursuant to Section 2.18), except to the extent that such Lender or Lender’s assignor (if any) was entitled, at the time of the designation of a new lending office or assignment, to receive additional amounts with respect to such Taxes pursuant to Section 2.16(a); (iii) any Taxes that are attributable to a Lender’s failure to comply with the requirements of Section 2.16(e) (i.e., failure to deliver a form that it is legally entitled to deliver); and (iv) any U.S. federal withholding tax imposed pursuant to FATCA.

“Existing Credit Agreement”:  shall have the meaning set forth in the recitals hereto.

“Existing Letters of Credit”: shall mean the letters of credit issued pursuant to the Existing Credit Agreement and set forth on Schedule 1.1F hereto

“Extended Commitments”: shall have the meaning set forth in the definition of “Permitted Amendment”.

“Extension Agreement”: shall have the meaning set forth in Section 2.23(b).

“Extension Offer”: shall have the meaning set forth in Section 2.23(a).

“Extension Request Class”: shall have the meaning set forth in Section 2.23(a).

“Extensions of Credit”:  shall mean, as to any Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Applicable Percentage of the L/C Exposure at such time and (c) such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“FATCA”:  shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable, and, in any case, any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate”:  shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Wells Fargo, from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  shall mean (a) the last Business Day of each March, June, September and December and (b) the date on which the Commitments are terminated and there is no remaining Extension of Credit.

“Financing Transactions”:  shall mean (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit and (b) the execution, delivery and performance by each Loan Party that is to be a party thereto of the Second Lien Notes Agreement and the issuance of the Second Lien Notes and, in each case, the use of the proceeds thereof.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Leverage Ratio”:  shall mean, as at the last day of any fiscal quarter, the ratio of (a) Consolidated First Lien Debt on such day to (b) Consolidated EBITDA of Borrower for the four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries ending on such day, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of Consolidated Fixed Charge Coverage Ratio (but subject to the last sentence of the definition of Consolidated EBITDA), with the Four Quarter Period referred to therein referring to such four quarters and the Transaction Date referring to such day.

“Flood Insurance Laws”:  shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender”: shall be as defined in Section 2.16(e).

“Foreign Subsidiary” means (1) a Restricted Subsidiary other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, (2) any Restricted Subsidiary of a Restricted Subsidiary described in clause (1), and (3) any Subsidiary of the Borrower that has no material assets other than Capital Stock of entities described in clause (1).

“Fronting Exposure”:  shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank (solely in its capacity as such), such Defaulting Lender’s Applicable Percentage times the outstanding L/C Exposure (other than L/C Exposure as to which such Defaulting Lender’s undivided interest therein has been reallocated to other Lenders pursuant to Section 2.21(a) or Cash Collateralized in accordance with Section 2.22) and (b) with respect to the Swingline Lender (solely in its capacity as such), the excess of such Defaulting Lender’s Applicable Percentage times the outstanding Swingline Loans over the amount actually paid by such Defaulting Lender in cash to the Swingline Lender respect of its Swingline Participation Amount relating to such Swingline Loans pursuant to Section 2.4(c) (such excess, such Defaulting Lender’s “Fronted Swingline Amount”); provided that the Fronting Exposure of the Swingline Lender (solely in its capacity as the Swingline Lender) shall be reduced by the amount of the Fronted Swingline Amount of such Defaulting Lender reallocated to other Lenders pursuant to Section 2.21(a)(iv).

“Fund”:  shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Office”:  shall mean the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Closing Date.

“Governmental Authority”:  shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Real Property Disclosure Requirements”:  shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Materials of Environmental Concern on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Group”: shall have the meaning set forth in the definition of “Change of Control.”

“Group Members”:  shall mean the collective reference to the Parent, the Borrower and their respective Restricted Subsidiaries.

“Guaranty and Collateral Agreement”:  shall mean the Guaranty and Collateral Agreement to be entered into by the Borrower, the Guarantors and the Collateral Agent, substantially in the form of Exhibit D.

“Guarantee Obligation”:  shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  shall mean the collective reference to the Parent and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under: (1) Interest Swap Obligations; (2) Currency Agreements; (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holdings”:  shall mean Radiation Therapy Services, LLC, a Delaware limited liability company and its successors.

“Immaterial Subsidiary”:  shall mean on any date, any Restricted Subsidiary of Borrower (i) to which less than $350,000 of Consolidated EBITDA of Borrower is attributable as reflected on the most recent financial statements required to be delivered pursuant to Section 6.1 on or prior to such date (or, prior to the first delivery date of such financial statements hereunder, on the most recently available financial statements of the Borrower) and (ii) that has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Restricted Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall the Immaterial Subsidiaries to which Consolidated EBITDA of Borrower is attributable (as reflected on the most recent financial statements required to be delivered pursuant to Section 6.1 on or prior to such date (or, prior to the first delivery date of such financial statements hereunder, on the most recently available financial statements of the Borrower)) exceeds $1,000,000 in the aggregate (with no Immaterial Subsidiary being deemed to have Consolidated EBITDA of Borrower attributable to it of less than zero for purposes of this proviso).  In no event shall a Restricted Subsidiary so designated as an Immaterial Subsidiary be a Subsidiary Guarantor hereunder.

“Indebtedness”: shall mean with respect to any Person, without duplication: (1) all indebtedness of such Person for borrowed money; (2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (3) all Capitalized Lease Obligations of such Person; (4) all indebtedness of such Person issued or assumed as the deferred purchase price of property (but excluding any such indebtedness (a) that constitutes trade accounts payable or other accrued liabilities and (b) in the form of earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP); (5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below, except those incurred in the ordinary course of business and not in respect of borrowed money; (7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured; (8) all Obligations under currency agreements and interest swap agreements of such Person; and (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; if and to the extent that any of the foregoing Indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor”: shall mean a firm:  (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Borrower; and (2) which, in the judgment of the Board of Directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means Wells Fargo Securities, LLC, Morgan Stanley & Co. and SunTrust Robinson Humphrey, Inc., as applicable, and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Second Lien Notes.

“Insolvency”:  shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  shall mean pertaining to a condition of Insolvency.

“Insurance Subsidiary” means each of Batan Insurance and any future Subsidiary of the Borrower engaged solely in one or more of the general liability, professional liability, health and benefits and workers compensation and any other insurance businesses, providing insurance coverage for the Borrower, its Subsidiaries and any of its direct or indirect parents and the respective employees, officers or directors thereof.  Notwithstanding anything else herein to the contrary, no Insurance Subsidiary shall be required to become a Subsidiary Guarantor hereunder.

“Intellectual Property”:  shall mean the collective reference to all rights in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the intercreditor agreement among Wells Fargo Bank, N.A., as Collateral Agent and the Notes Collateral Agent, as it may be amended, supplemented, replaced, substituted or otherwise modified from time to time in accordance with this Agreement or the Intercreditor Agreement.

“Interest Election Request”:  shall mean a request by the Borrower to convert or continue a borrowing of Revolving Loans in accordance with Section 2.9, substantially in the form of Exhibit C.

“Interest Payment Date”:  shall mean (a) as to any ABR Loan (including any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan, the last day of each applicable Interest Period and the Termination Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the respective dates that fall every three months after the beginning of such Interest Period, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if available to all relevant Lenders, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding

Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if available to all Lenders, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, on the date that is the third Business Day prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Swap Obligations”: shall mean the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investments”:  shall mean, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.  “Investment” shall exclude extensions of trade credit by the Borrower and its Restricted Subsidiaries in accordance with normal trade practices of the Borrower or such Restricted Subsidiary, as the case may be.  If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, the Borrower no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issuing Bank”:  shall mean Wells Fargo or any Affiliate thereof or any other Lender agreed to by the Borrower and such Lender and approved by the Administrative Agent.

“Joint Bookrunners”: shall mean Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and Morgan Stanley Senior Funding, Inc.

“Joint Lead Arrangers”:  shall mean Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and Morgan Stanley Senior Funding, Inc.

“Junior Debt” means any Indebtedness which is (i) Subordinated Indebtedness, (ii) to the extent incurred or outstanding pursuant first paragraph of Section 7.2 or clause (a) or (q) of the second paragraph of Section 7.2, Indebtedness (X) having a Lien on any Collateral which Lien is contractually subordinated to the Lien on such Collateral securing the Secured Obligations or (Y) that is unsecured and (iii) Refinancing Indebtedness in respect of the Indebtedness referred to in immediately preceding clause (ii).  For the avoidance of doubt (x) each of the Second Lien Notes and the Senior Subordinated Notes shall constitute Junior Debt and (y) Indebtedness that is reclassified pursuant to the second to last paragraph of Section 7.2 shall not lose its status as Junior Debt solely by virtue of such reclassifcation.

“L/C Commitment”:  shall mean $20,000,000.

“L/C Disbursement”:  shall mean any payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure”:  shall mean, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“L/C Participant”:  shall mean in respect of any Letter of Credit, the collective reference to all Lenders other than the Issuing Bank in respect of such Letter of Credit.

“Latest Termination Date”: shall mean, as of any time, the latest termination date of any Commitments hereunder as of such time.

“Lenders”:  shall mean any Person that holds a Commitment or Loan; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender and the Issuing Bank.

“Letters of Credit”:  shall have the meaning set forth in Section 3.1(a).

“Lien”:  shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance in the nature of a security interest, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or similar preferential arrangement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, “Lien” shall not be deemed to include any license or sublicense of Intellectual Property.

“Loan”:  shall mean any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  shall mean this Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  shall mean each Group Member that is a party to a Loan Document.

“Managed Care Plans”:  shall mean all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Management Agreement” means the management agreement between certain of the management companies associated with the Permitted Holders and the Borrower as in effect on the Closing Date and any amendment or replacement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date.

“Material Adverse Effect”:  shall mean a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents, the Liens granted thereunder or the rights or remedies of the Administrative Agent or the Lenders under this Agreement, the Notes or the other Loan Documents.

“Materials of Environmental Concern”:  shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, infectious, bio-hazardous and medical waste, asbestos, pollutants, contaminants, radioactivity and radioactive materials, and any other substances, materials, chemicals, wastes, compounds, mixtures or constituents in any form that are regulated pursuant to or can give rise to liability under any Environmental Law.

“Medical Developers”:  shall mean Medical Developers, LLC.

“Minimum Collateral Amount”:  shall mean, at any time, an amount equal to 103% of the Fronting Exposure of the Issuing Bank at such time.

“Moody’s”:  shall have the meaning set forth in the definition of “Cash Equivalents.”

“Mortgaged Properties”:  shall mean each owned real (or, solely to the extent relating to the property referred to in clause (iii) of Section 6.14, leasehold) property as to which the Collateral Agent for the benefit of the Secured Parties shall be required to be granted a Lien pursuant to Section 6.9, 6.10 or 6.14.

“Mortgages”:  shall mean all fee mortgages, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments, executed or to be executed by any Loan Party (i) which provide the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on the Mortgaged Properties subject to the Liens permitted by each Mortgage, as amended, restated, modified, extended or supplemented from time to time, substantially in the form of Exhibit L.

“Multiemployer Plan”:  shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)                                 out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)                                 taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)                                 repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale; and

(4)                                 appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such

Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Cash Proceeds Trigger” means, at any date, that the aggregate Net Cash Proceeds from Asset Sales that have not been applied pursuant to clause (3) of Section 7.5 during the most recent four full fiscal quarters ending prior to the such date for which internal financial statements are available shall have exceeded 30% of Consolidated EBITDA for such period of four full fiscal quarters.

“Non-Consenting Lender”:  shall have the meaning set forth in Section 2.19.

“Non-Defaulting Lender”:  shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”:  shall mean with respect to the Administrative Agent and any Lender, any Taxes other than Excluded Taxes.

“Non-Profit Entity”:  shall mean any entity duly acquired or formed and organized by the Borrower or any Restricted Subsidiary as a not-for-profit entity under applicable state law in furtherance of the business needs of Borrower and its Restricted Subsidiaries.

“Non-Wholly-Owned Subsidiary”:  shall mean any Restricted Subsidiary (other than a Non-Profit Entity or an Insurance Subsidiary) that is not a Wholly-Owned Subsidiary.

“Notes”:  shall mean the collective reference to any Revolving Note or Swingline Note.

“Notes Collateral Agent”:  shall mean Wilmington Trust, National Association, as collateral agent for the holders of the Second Lien Notes.

“Obligations”:  shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”:  shall mean all present or future stamp, documentary or any other excise, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or in connection with any transactions to be performed by the parties pursuant to the terms of this Agreement or any other Loan Document.

“Parent”:  shall have the meaning set forth in the preamble.

“Participant”:  shall have the meaning set forth in Section 10.6(d).

“PBGC”:  shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.23, providing for an extension of the Termination Date applicable to the Lenders’ Commitments of the applicable Extension Request Class for the Lenders that consent to such amendment (such Commitments being referred to as the “Extended Commitments”) and, in connection therewith, (a) an increase or decrease in the rate of interest or commitment or letter of credit fees (including through fixed interest rates and changes to the interest rate margins or rate floors) accruing on such Extended Commitments and/or (b) an addition of any affirmative or negative covenants applicable to the Borrower and the Restricted Subsidiaries that are only applicable following the Latest Termination Date.  For the avoidance of doubt, the Borrower shall be permitted to pay fees to the Lenders for extending their Commitments pursuant to a Permitted Amendment in connection with the consummation of the Permitted Amendment.

“Permitted Holder(s)” means each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing.

“Permitted Investments”: shall mean:

(1)                                 Investments by the Borrower or any Restricted Subsidiary of the Borrower in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Borrower or that will merge or consolidate into the Borrower or a Restricted Subsidiary of the Borrower;

(2)                                 Investments in the Borrower by any Restricted Subsidiary of the Borrower;

(3)                                 Investments in cash and Cash Equivalents;

(4)                                 loans and advances to employees, directors and officers of the Borrower and its Restricted Subsidiaries or to any physician affiliated with the Borrower or its Restricted Subsidiaries, or to any employee of any such physician, in the ordinary course of business for bona fide business purposes not in excess of $3,000,000 at any one time outstanding;

(5)                                 Hedging Obligations entered into not for speculative purposes and otherwise in compliance with the Loan Documents;

(6)                                 Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7)                                 Investments made by the Borrower or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 7.5 or any consideration received in connection with a disposition of assets excluded from the definition of “Asset Sale”;

(8)                                 Investments represented by guarantees that are otherwise permitted under this Agreement and the Loan Documents;

(9)                                 Investments the payment for which is Qualified Capital Stock of the Borrower;

(10)                          Investments by the Borrower or the Restricted Subsidiaries in Unrestricted Subsidiaries, taken together with all other Permitted Investments pursuant to this clause (10) not to exceed $10,000,000 at any one time outstanding;

(11)                          Investments relating to Insurance Subsidiaries, up to an aggregate principal amount outstanding at any one time equal to $10,000,000;

(12)                          Investments in joint ventures not to exceed $30,000,000 at any time outstanding;

(13)                          workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(14)                          receivables owing to the Borrower or a Restricted Subsidiary of the Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

(15)                          any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(16)                          any Investments existing on the Closing Date and set forth on Schedule 1.1E and any modification, renewal, replacement or extension thereof; provided that the outstanding amount of such Investment may not be increased by any such modification, renewal, replacement or extension thereof unless (x) such modification, renewal, replacement or extension is required by the terms of such Investment as in existence on the Closing Date, (y) the aggregate amount by which all Investments made under this clause (16) may be increased after the Closing Date shall not exceed $20,000,000 or (z) as otherwise permitted by this Agreement and the Loan Documents;

(17)                          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)                          Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

(19)                          additional Investments not to exceed the greater of (a) $20,000,000 and (b) 2.0% of Total Assets at any one time outstanding, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (19).

“Permitted Liens”: shall mean the following types of Liens:

(1)                                 Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Borrower or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)                                 Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                                 judgment Liens not giving rise to an Event of Default;

(5)                                 easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(6)                                 any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7)                                 Liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Borrower or any Restricted Subsidiary of the Borrower other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)                                 Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)                          Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set off;

(11)                          Liens securing Hedging Obligations otherwise permitted under this Agreement and the other Loan Documents;

(12)                          Liens securing Indebtedness under Currency Agreements;

(13)                          Liens securing Acquired Indebtedness incurred in accordance with Section 7.2; provided that:

(a)                                 such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary of the Borrower and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary of the Borrower; and

(b)                                 such Liens do not extend to or cover any property or assets of the Borrower or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary of the Borrower;

(14)                          Liens on assets of a Restricted Subsidiary of the Borrower that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Agreement and the other Loan Documents;

(15)                          leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Borrower and its Restricted Subsidiaries;

(16)                          banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17)                          Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19)                          Liens on assets of any Restricted Subsidiary of the Borrower that is not a Guarantor;

(20)                          Liens on assets or Capital Stock of Unrestricted Subsidiaries;

(21)                          Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

(22)                          Liens on Collateral securing any Collateralized Obligations in respect of the Second Lien Notes issued on the Closing Date, and, to the extent related to such Second Lien Notes issued on the Closing Date, obligations under the Second Lien Notes Documentation, including, for the avoidance of doubt, obligations in respect of exchange notes issued in exchange for the Second Lien Notes pursuant to the Registration Rights Agreement and the guarantees of such Second Lien Notes issued on the Closing Date, so long as all Liens pursuant to this clause (22) are subject to the Intercreditor Agreement in the capacity of “Second Priority Claims”;

(23)                          Liens created pursuant to the Loan Documents and other Security Documents;

(24)                          Liens on the Collateral in favor of any collateral agent for the benefit of the holders of the Second Lien Notes relating to such collateral agent’s administrative expenses with respect to the Collateral;

(25)                          other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25,000,000 at any one time outstanding;

(26)                          Liens securing Collateralized Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 7.2; provided that, with respect to Liens securing obligations permitted under this clause (26), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.25 to 1.00; provided further that, for purposes of calculating the Consolidated Secured Leverage Ratio pursuant to this clause (26), the total amount of Indebtedness permitted to be incurred pursuant to Section 7.2(b) shall be deemed to be outstanding and secured by Liens; provided further that the holders of such Indebtedness, or their representative, shall become party to the Intercreditor Agreement in the capacity of “Second Priority Claims” or another intercreditor agreement pursuant to which such Liens securing such Indebtedness are subordinated to the Liens securing the Secured Obligations to at least the same extent as the Liens securing the Second Lien Notes are subordinated to the Liens securing the Secured Obligations under the Intercreditor Agreement as of the Closing Date; and

(27)                          Liens incurred to secure obligations in respect of Indebtedness permitted by clause (k) of the second paragraph of Section 7.2; provided that such Liens do not extend to any additional property or assets other than the Liens securing such Indebtedness being Refinanced; provided further if such Liens were required to be subject to an intercreditor agreement with respect to the Indebtedness that was the subject of such Refinancing, then such Liens shall be subject to the same or another intercreditor agreement in a capacity that is at least as favorable to the Secured Parties as the intercreditor agreement as in effect immediately prior to such Refinancing.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan”:  shall mean any employee benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standard of Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower or a Commonly Controlled Entity.

“Pledged Stock”:  shall have the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Pricing Grid”:  shall mean the applicable table set forth below in respect of Revolving Loans, Swingline Loans and the Commitment Fee Rate for Commitments:

Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate for Commitments
> 6.25	5.75%	4.75%	1.00%
<6.25 and >5.00	5.50%	4.50%	1.00%
<5.00:1	5.00%	4.00%	0.50%

For the purposes of the Pricing Grid, changes in the Applicable Margin for Revolving Loans, Swingline Loans and Commitment Fee Rate resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (commencing on the Adjustment Date in respect of the delivery of financial statements for the first fiscal quarter ending after the Closing Date) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.

“Properties”:  shall have the meaning set forth in Section 4.17(a).

“Purchase Money Indebtedness” means Indebtedness of the Borrower and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment that is used or is useful in a Similar Business (including through the purchase of Capital Stock of any Person owning such assets).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”:  shall mean with respect to any Swap Agreement, any counterparty thereto that (a) is a Lender or an Affiliate of a Lender on the Closing Date or (b) at the time such Swap Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)                                 cash and Cash Equivalents;

(2)                                 the fair market value of assets that are used or useful in a Similar Business; and

(3)                                 Capital Stock of a Person engaged in a Similar Business.

“Real Property”:  shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness incurred in accordance with Section 7.2 (other than pursuant to clauses (b), (d), (e), (f), (g), (h), (i), (j), (l), (m), (n) or (o) of the second paragraph of Section 7.2), in each case that does not:

(1)                                 create Indebtedness with an aggregate principal amount in excess of the aggregate principal amount of Indebtedness of such Person being Refinanced (plus accrued interest, premiums paid and the amount of fees and expenses incurred by the Borrower in connection with such Refinancing); or

(2)                                 create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the earlier of (i) the final maturity of the Indebtedness being Refinanced or (ii) the final maturity of the notes plus six months; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Borrower and the Guarantors (and is not otherwise guaranteed by a Restricted Subsidiary of the Borrower), then such Refinancing Indebtedness shall be Indebtedness of the Borrower and/or the Guarantors and (y) if such Indebtedness being Refinanced is subordinate in right of payment to the Obligations, then such Refinancing Indebtedness shall be subordinate in right of payment to the Obligations, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Refunded Swingline Loans”:  shall have the meaning set forth in Section 2.4(b).

“Register”:  shall have the meaning set forth in Section 10.6(c).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Borrower, the Guarantors and the Initial Purchasers.

“Regulated Entity”:  shall mean any existing and future direct and indirect Restricted Subsidiary of the Borrower that is (i) an insurance company, (ii) a company regulated as an insurance company or (iii) otherwise subject to regulation by any governmental authority and for which the incurrence of debt (including guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum risk-based capital, capital or similar requirement applicable to it.

“Regulation D”:  shall mean Regulation D of the Board as in effect from time to time.

“Regulation S-X”:  shall mean Regulation S-X under the Securities Exchange Act of 1934.

“Regulation U”:  shall mean Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  shall mean the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 3.5 for amounts drawn under any Letter of Credit.

“Release”:  shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the Environment, or in, onto or from any building or structure.

“Reorganization”:  shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Required Lenders”:  shall mean, at any time, the holders (other than Defaulting Lenders) of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding, excluding any Loans or Commitments held by an Affiliate of the Borrower at such time.

“Requirements of Law”:  shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  shall mean the chief executive officer, president, vice president, chief financial officer, treasurer or the chief accounting officer of the Borrower.

“Restricted Payment”:  shall have the meaning set forth in Section 7.6.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Revolving Loans”:  shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note”:  shall mean a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form of Exhibit E-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“S&P”:  shall have the meaning set forth in the definition of “Cash Equivalents”.

“Sale and Leaseback Transaction”:  shall mean any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Borrower or a Restricted Subsidiary of Borrower of any property, whether owned by the Borrower or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“SEC”:  shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Second Lien Notes”:  shall mean the $350,000,000 in aggregate principal amount of 8-7/8% senior secured notes due 2017 issued by the Borrower on the Closing Date.

“Second Lien Notes Documentation”:  shall mean the Second Lien Notes Indenture and any other documents delivered pursuant thereto.

“Second Lien Notes Indenture”: shall mean the indenture dated of the Closing Date pursuant to which the Second Lien Notes were issued.

“Secured Obligations” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Secured Parties”:  shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, each Qualified Counterparty to a Swap Agreement and each Cash Management Bank with respect to Cash Management Agreements.

“Security Documents”:  shall mean the collective reference to the Guaranty and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Loan Party to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Notes”:  shall mean $376,250,000 in aggregate principal amount of senior subordinated notes issued by the Borrower pursuant to the Senior Subordinated Notes Indenture and outstanding on the Closing Date.

“Senior Subordinated Notes Indenture”:  shall mean the indenture dated April 20, 2010 by and among the Borrower, Wells Fargo Bank, National Association, as trustee, and the other parties thereto, as amended or modified to the extent permitted hereby.

“Shareholders Agreement”:  shall mean that certain Securityholders Agreement, dated as of March 25, 2008 by and among Radiation Therapy Investments, LLC and the securityholders party thereto.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is the same, similar, complementary, reasonably related, incidental or ancillary thereto or a reasonable extension thereof, or other businesses to the extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

“Solvent”:  shall mean, with respect to any Person, that, as of any date of determination, (a) the present fair salable value taken on a going concern basis of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured in the ordinary course of business, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will generally be able to pay its debts as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Strategic Investors”: shall mean physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing radiation therapy and related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of radiation therapy facilities purchased by the Borrower or any of its Restricted Subsidiaries.

“Subsidiary”, with respect to any Person, means:

(1)                                 any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)                                 any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

Unless otherwise indicated, a Subsidiary shall be deemed to be a Subsidiary of Borrower.

“Subsidiary Guarantor”:  shall mean each Restricted Subsidiary of the Borrower other than any (a) Foreign Subsidiary, (b) Non-Wholly-Owned Subsidiary, to the extent such Non-Wholly-Owned Subsidiary is precluded from becoming a Subsidiary Guarantor (or, to so become, would require the consent of a third party that is a holder of Capital Stock of such Subsidiary) by the terms of such Non-Wholly-Owned Subsidiary’s organizational or related documents, (c) Subsidiary that is a Non-Profit Entity, (d) Insurance Subsidiary, (e) Subsidiary that is a Regulated Entity, (f) Immaterial Subsidiary, (g) Broker Dealer Subsidiary, (h) Subsidiary that is prohibited by applicable law from becoming a Subsidiary Guarantor, (i) Subsidiary to the extent the burden or cost of such Subsidiary becoming a Subsidiary Guarantor outweighs the benefit afforded thereby as determined by the Administrative Agent and the Borrower or (j) for the avoidance of doubt, Unrestricted Subsidiary; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective guarantee is otherwise released in accordance with the terms of the Loan Documents.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Guarantor that is subordinated or junior in right of payment to the Obligations.

“Survey”:  shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any material exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 6.14(iii) or (b) otherwise reasonably acceptable to the Administrative Agent.

“Swap Agreement”:  shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swingline Commitment”:  shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”:  shall mean Wells Fargo, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  shall have the meaning set forth in Section 2.3.

“Swingline Note”:  shall mean a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit E-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount”:  shall have the meaning set forth in Section 2.4.

“Syndication Agent”:  shall mean SunTrust Bank, in its capacity as syndication agent hereunder.

“Taxes”:  shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, penalties and interest), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Termination Date”:  shall mean October 15, 2016, or, if such date is not a Business Day, the next preceding Business Day.

“Third Party Payor Programs”:  shall mean all third party payor programs in which the Borrower and its Restricted Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Title Company”:  shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy”:  shall have the meaning assigned to such term in Section 6.14(iii).

“Total Assets”: shall mean, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as the total assets of the Borrower and its Restricted Subsidiaries.

“Total Commitments”:  shall mean, at any time, the aggregate amount of the Commitments of the Lenders then in effect.

“Total Extensions of Credit”:  shall mean, at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Total Leverage Ratio”:  shall mean, as at the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt on such day to (b) the aggregate amount of Consolidated EBITDA of Borrower for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower are available, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Transactions”:  shall mean the payment of the Closing Costs, the Debt Discharge, the Financing Transactions and the other transactions contemplated hereby.

“Type”:  shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  shall mean the United States of America.

“United States Tax Compliance Certificate”:  shall have the meaning set forth in Section 2.16(e)(ii).

“Unrestricted Subsidiary” of any Person means (x) any Person listed in Schedule 1.1C (unless and until designated as a Restricted Subsidiary pursuant to the provisions below) and (y):

(1)                                 any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of such Person may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)                                 the Borrower delivers an officer’s certificate to the Administrative Agent that such designation complies with Section 7.6; and

(2)                                 each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries (other than the Capital Stock of Unrestricted Subsidiaries).

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 7.6, the portion of the fair market value of the net assets of such Subsidiary of the Borrower at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Borrower and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Borrower, shall be deemed to be an Investment.  Such designation will be permitted only if such Investment would be permitted at such time under Section 7.6.

The Board of Directors of such Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)                                 immediately after giving effect to such designation, the Borrower is able to incur at least $1.00 of additional Indebtedness under the first paragraph of Section 7.2; and

(2)                                 immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.  Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wells Fargo”:  shall have the meaning set forth in the preamble.

“Wholly-Owned Subsidiary”:  shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

1.2.                            Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the word “knowledge” when used with respect to Borrower or any of its Subsidiaries shall be deemed to be a reference to the knowledge of any Responsible Officer.  Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect either on the Closing Date or at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.                            UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.4.                            Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.                            References to Agreement and Laws.  Unless otherwise expressly provided herein, references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.6.                            Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7.                            Timing of Payment or Performance.  Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1.                            Commitments.

(a)                                 Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the sum of (i) the L/C Exposure at such time and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Commitment.  During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.  It is understood that no Loans shall be made on the Closing Date.

(b)                                 The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.2.                            Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Commitments on any Business Day during the Commitment Period, provided that the Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the Business Day of the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 over such amount (or, if the then aggregate Available Commitments of all Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.3.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3.                            Swingline Commitment.

(a)                                 Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments of all Lenders would be less than zero.  During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)                                 The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Termination Date; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.4.                            Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)                                 Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)                                 The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by delivery of a Borrowing Notice given no later than 10:00 A.M., on any Business Day request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Applicable Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, upon receipt of notice as provided above.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)                                  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)                                 Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                                  Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that a Lender shall not be required to make a Loan referred to in Section 2.4(b) or to purchase a participation in a Swingline Loan pursuant to Section 2.4(c) if (x) an Event of Default shall have occurred and was continuing at the time such Swingline Loan was made and (y) such Lender shall have notified the Swingline Lender in writing, not less than one Business Day before such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not refund or participate in any Swingline Loans made while such Event of Default exists.

2.5.                            Commitment Fees, Etc.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee for the period from and including the Closing Date to but excluding the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender; provided, however, solely for purposes of this calculation, an amount equal to such Lender’s Applicable Percentage of the Swingline Loans then outstanding shall not be deemed to reduce such Lender’s Available Commitment during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)                                 The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Administrative Agent Fee Letter.

2.6.                            Termination or Reduction of Commitments.

(a)                                 Subject to Section 3.1, the Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments; provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt instruments, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that all such reductions of Commitments shall be made ratably among the Lenders.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or such lesser amount as may equal the remaining amount of the Commitments) and shall reduce permanently the Commitments to which such reduction is so allocated.

(b)                                 Unless previously terminated, the Commitments shall terminate on the Termination Date.

2.7.                            Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable (unless otherwise agreed by the Administrative Agent) notice delivered to the Administrative Agent no later than 12:00 Noon, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, one Business Day prior thereto, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof (unless a lesser amount is required to repay such loan in full); provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt instruments, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.8.                            Mandatory Prepayments.  If at any time the Total Extensions of Credit shall exceed the Commitments then in effect, the Borrower shall thereupon prepay the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Loans in amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the Total Extensions of Credit exceed the Commitments then in effect, the Borrower shall Cash Collateralize the L/C Exposure to the extent of such excess.

2.9.                            Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent an irrevocable Interest Election Request no later than 12:00 Noon, on the Business Day preceding the proposed conversion date.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent an irrevocable Interest Election Request no later than 12:00 Noon, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan in excess of one month when any Event of Default under Section 8(a) or (f) has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such at the end of the applicable Interest Period for more than one month when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10.                     Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

2.11.                     Interest Rates and Payment Dates.

(a)                                 Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan, including each Swingline Loan, shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  At the election of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the principal amount of any Loan or Reimbursement Obligation not paid when due (whether at the state maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus 2% or (y) in the case of Reimbursement Obligations in respect of an L/C Disbursement, a rate equal to the sum of (A) ABR plus (B) the Applicable Margin for Revolving Loans that are ABR Loans plus in each case 2%, and (ii) any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such overdue amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.11(c) shall be payable from time to time on demand by the Administrative Agent.

2.12.                     Computation of Interest and Fees.

(a)                                 Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13.                     Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                 the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall withdraw promptly upon obtaining knowledge that the circumstances giving rise to such inability no longer exist), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.14.                     Pro Rata Treatment and Payments.

(a)                                 Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitments of the Lenders.  Each payment by the Borrower on account of commitment fees hereunder shall be made pro rata according to the respective Commitments of the relevant Lenders.

(b)                                 Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Revolving Loans then due to the Lenders.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., on the due date thereof to the Administrative Agent at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the applicable Lenders (or, in the case of amounts payable to them, to the Swingline Lender or Issuing Bank, or, in the case of amounts payable to it, retained by the Administrative Agent) promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.15.                     Requirements of Law.

(a)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)                             shall legally impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii)                          shall impose on such Lender any Taxes (other than (A) Non-Excluded Taxes indemnified by Section 2.16, (B) Excluded Taxes imposed on, or measured by reference to, net income (including franchise or similar (including branch profits) Taxes imposed in lieu of net income taxes) or (C) Excluded Taxes described in clauses (ii), (iii) and (iv) of the definition of Excluded Taxes), and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or in the case of clause (ii) above, any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly and in any event within five Business Days pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material and to the extent reasonably determined such increase in capital to be allocable to the existence of such Lender’s Commitments or participations in Letters of Credit hereunder, then, from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.

(d)                                 Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in Requirement of Law”, regardless of the date enacted, adopted or issued.

2.16.                     Taxes.

(a)                                 Except as required by law (as determined in the good faith discretion of any applicable withholding agent), all payments made by any Loan Party under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  If any Non-Excluded Taxes or any Other Taxes are required by law to be withheld (as determined in the good faith discretion of any applicable withholding agent) from any amounts payable by any Loan Party to the Administrative Agent or by any Loan Party or the Administrative Agent to any Lender (which term shall, for the avoidance of doubt, include, for purposes of this Section 2.16, the Issuing

Lender), the amounts payable by the applicable Loan Party shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after withholding of all Non-Excluded Taxes and Other Taxes, including Non-Excluded Taxes and Other Taxes attributable to amounts payable under this Section 2.16) interest or any such other amounts payable hereunder at the rates or in the amounts the Administrative Agent or Lender would have received had no such Non-Excluded Taxes or Other Taxes been withheld.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the applicable Loan Party, as promptly as possible thereafter the Loan Party shall send to the Administrative Agent for the account of the Administrative Agent or relevant Lender, evidence reasonably satisfactory to the Administrative Agent showing payment thereof.

(d)                                 Without duplicating any Loan Party’s obligations under clause (a) or (b), the Loan Parties shall, within 10 days after written demand, indemnify the Administrative Agent and each Lender for the full amount of any Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes on amounts payable under this Section 2.16) payable by the Administrative Agent or such Lender and any reasonable costs and expenses associated therewith, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted; provided that if a Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Loan Party, at such Loan Party’s request and expense, to obtain a refund of such Non-Excluded Taxes and Other Taxes (which refund, if received, shall be paid to the Borrower to the extent provided in clause (f) of this Section 2.16) so long as such efforts, in the reasonable judgment of the Administrative Agent or such Lender, as the case may be, would not cause the Administrative Agent or such Lender, as the case may be, to suffer any additional costs, expenses or risk, or legal or regulatory disadvantage it; provided, further, that the Loan Parties shall not be obligated to make such payments for penalties, Excess Interest and expenses to the Administrative Agent or the Lenders pursuant to this Section, to the extent such penalty and/or expenses result from the failure of the Administrative Agent or the Lenders to make written demand for the Non-Excluded Taxes and Other Taxes within 180 days from the date on which the Administrative Agent or the Lenders have received a written notice of a claim for any Non-Excluded Taxes or Other Taxes by the relevant Governmental Authority.

(e)                                  Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.  Unless the Borrower or the Administrative Agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent (as applicable) shall withhold amounts required to be withheld by applicable Laws from such payments at the applicable statutory rate.  Without limiting the foregoing:

(i)                                     Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)                                  Each Lender that is not a United States person (the “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)                               two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)                               two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit I (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D)                               to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(E)                                two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)                                   If the Administrative Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall promptly notify the Borrower of such refund and shall within 30 days from the date of receipt of such refund pay over the amount of such refund without interest (other than any interest paid or credited by the relevant Governmental Authority with respect to such refund) to the Borrower (but only to the extent of additional amounts paid by the Borrower under this Section 2.16 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender; provided, however, that the Borrower, upon the written request of the Administrative Agent or Lender, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to the Administrative Agent or Lender in the event the Administrative Agent or Lender is required to repay such refund to such Governmental Authority.  Nothing contained in this paragraph shall interfere with the right of each of the Administrative Agent and the Lenders to arrange its tax affairs in whatever manner it thinks fit nor to disclose any information or any computations relating to its tax affairs.

(g)                                  The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17.                     Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.17 submitted to the Borrower by any Lender within 180 days of the incurrence of any loss or expense covered by this Section with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18.                     Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or designate another lending office for any Loans affected by such event with the object of eliminating or reducing amounts payable pursuant to Section 2.15 or 2.16(a); provided that the making of such filing or such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (except to a de minimis extent), and provided further that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

2.19.                     Replacement of Lenders.

(a)                                 The Borrower shall be permitted to replace any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16(a) or (B) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 that has or will eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iii) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, (vii) the applicable replaced Lender will be paid all principal, interest and fees under Section 2.5 owed to it upon the consummation of such replacement and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                                 If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request the Administrative Agent, or a Person or Persons reasonably acceptable to the Administrative Agent if not already a Lender, Affiliate of a Lender or Approved Fund, shall have the right (but shall have no obligation) to purchase all, but not less than all, from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption; provided that in the event such Non-Consenting Lender does not execute an Assignment and Assumption, such Non-Consenting Lender shall be deemed to have consented to such Assignment and Assumption.  Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.17 and the Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment.

2.20.                     Incremental Increases.

The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Commitments (each such increase, a “Commitment Increase”); provided that (i) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist or would exist after giving effect thereto and (ii) as of the Commitment Increase Closing Date, the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis after giving effect to the Commitment Increase to be made on the Commitment Increase Closing Date, as of the end of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of the Borrower are available.  The Borrower shall be permitted three (3) Commitment Increases.  Notwithstanding anything to the contrary herein, the aggregate amount of the Commitment Increases shall not exceed $10,000,000. The Commitment Increases shall be on the same terms as the Commitments (other than as to upfront, underwriting or similar fees paid by Parent, Borrower and its Subsidiaries in order to obtain such Commitment Increases).  Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount and proposed terms of the relevant Commitment Increases.  Commitment Increases may be provided by any existing Lender (and each existing Lender will have the right to provide a portion of any Commitment Increase in accordance with its Applicable Percentage (with such right deemed waived if it does not respond affirmatively to the Borrower within two Business Days of such notice of the Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Issuing Bank and Swingline Lender shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Commitment Increases, if such consent would be required under Section 10.6 for an assignment of Commitments to such Lender or Additional Lender.  Commitments in respect of Commitment Increases shall become Commitments (or in the case of a Commitment Increase to be provided by an existing Lender, an increase in such Lender’s Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Parent, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 and the use of proceeds of such Commitment Increase.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in the Incremental Amendment.  No Lender shall be obligated to provide any Commitment Increases, unless it so agrees.  Upon each increase in the Commitments pursuant to this Section 2.20, the participations held by the Lenders in the L/C Exposure and Swingline Loans immediately prior to such increase will be reallocated so as to be held by the Lenders ratably in accordance with their respective Applicable Percentages after giving effect to such Commitment Increase.  If, on the date of a Commitment Increase, there are any Revolving Loans outstanding, the Borrower shall prepay such Revolving Loans in accordance with this Agreement on the date of effectiveness of such Commitment Increase (but the Borrower may finance such prepayment with a concurrent borrowing of Revolving Loans from the Lenders in accordance with their Applicable Percentages after giving effect to such Commitment Increase).  The Borrower may use the proceeds of each Commitment Increase for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Commitment Increase.

2.21.                     Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and payments made by Lenders pursuant to Section 3.4 owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or payments made by Lenders pursuant to Section 3.4 owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded interests in L/C Exposure and Fronted Swingline Amounts are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.21(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive fees pursuant to the first sentence of Section 3.3(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22.

(C)                               With respect to any fee pursuant to Section 3.3(a) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s interest in L/C Exposure that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.21(a)(iv), (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s interest in L/C Exposure and such Defaulting Lender’s Fronted Swingline Amount shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in Section 2.21(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded interests in Letters of Credit and the Swingline Participation Amounts to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)                                 Termination of Defaulting Lender’s Commitment.  The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to such Defaulting Lender as if it were still a Lender hereunder, provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

2.22.                     Cash Collateralization.

(a)                                 Cash Collateral Requirements. At any time that there shall exist a Defaulting Lender, within five Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund its interests in respect of Letters of Credit pursuant to Section 3.4, to be applied pursuant to Section 2.22(b).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, within five Business Days after demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 or Section 2.21 in respect of L/C Exposure shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund its interests in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (i) the elimination of the Fronting Exposure that gave rise to the requirement to provide (including by the termination of Defaulting Lender status of the applicable Lender), but not with respect to any other Fronting Exposure or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral.

2.23.                     Extension Offers.

(a)                                 The Borrower may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 5 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class.

(b)                                 Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an extension agreement (each, an “Extension Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Permitted Amendments and the terms and conditions thereof; provided that no Extension Agreement shall become effective unless:

(i)                                     both before and after giving effect to the effectiveness of such Extension Agreement, each of the conditions set forth in Section 5.2 shall be satisfied (it being understood that all references to “the date of such extension of credit” or similar language in Section 5.2 shall be deemed to refer to the date of such effectiveness);

(ii)                                  the Loan Parties and the Collateral Agent shall enter into such amendments, if any, to the Security Documents as may be reasonably requested by the Collateral Agent and approved (such approval not to be unreasonably withheld) by the Borrower (which shall not require any consent from any Lender) in order to ensure that the Loans and Commitments of the Accepting Lenders, as modified by the Extension Agreement, are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent; and

(iii)                               the Borrower shall have delivered to the Administrative Agent such legal opinions board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent (and agreed to by the Borrower (such agreement not to be unreasonably withheld)) in connection therewith.

(c)                                  Each Extension Agreement shall be binding on the lenders party thereto, the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement (provided that the failure to provide such notice shall not invalidate the Extension Agreement). Each Extension Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including any amendments necessary to treat the Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans or commitments, as applicable, hereunder); provided that, except as otherwise agreed to by each Issuing Bank and the Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new “Class” and the remaining Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Commitments until the Termination Date with respect to all such remaining Commitments and (ii) the Termination Date, as such terms are used in reference to Letters of Credit and Swingline Loans, respectively, may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable.

2.24.                     Change of Control.  Upon the occurrence of a Change of Control, the Commitments shall be automatically terminated, and Section 2.8 shall be complied with.

SECTION 3

LETTERS OF CREDIT

3.1.                            Letters of Credit.

(a)                                 Subject to the terms and conditions hereof, the Issuing Bank agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be reasonably approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue, increase or extend any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed the L/C Commitment.  Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided further that no Letter of Credit shall be issued with an expiry date (or amended to change the expiry date to a date) later than the fifth Business Day prior to the Termination Date and no Commitments shall be reduced or terminated pursuant to Section 2.6, if after giving effect to such issuance, amendment, reduction or termination, the Total Extensions of Credit would exceed the Commitments.  Each Existing Letter of Credit shall be deemed a Letter of Credit hereunder.

(b)                                 The Issuing Bank shall not at any time be obligated to issue, amend or extend any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2.                            Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.  Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Borrower.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof.  The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3.                            Fees and Other Charges.

(a)                                 The Borrower will pay to Lenders a participation fee on the Applicable Percentage at such time of the actual daily outstanding amount all Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans that are Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Bank for its own account a fronting fee of 0.125% per annum on the face amount of each Letter of Credit issued by the Issuing Bank, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)                                 In addition to the foregoing fees, the Borrower shall pay the Issuing Bank its standard fees charged with respect to, and reimburse the Issuing Bank for its out-of-pocket costs and expenses incurred in connection with, issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by the Issuing Bank.

3.4.                            L/C Participations.  The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit (including, for the avoidance of doubt, each Existing Letter of Credit) and the amount of each draft paid by the Issuing Bank thereunder.  Each L/C Participant agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit issued by the Issuing Bank for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to this Section 3.4 in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to this Section 3.4 is not made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the sum of (x) ABR plus (y) the Applicable Margin for Revolving Loans that are ABR Loans.  A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.  Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with this Section 3.4, the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

3.5.                            Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Bank with respect to such draft paid by the Issuing Bank for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, not later than (i) by 12:00 Noon on the Business Day following the day that the Borrower receives notice of such draft, if such notice is received on such day prior to 1:00 P.M. or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds.  If any draft is paid under any Letter of Credit, then, unless the Borrower shall reimburse the Issuing Bank in full on the same day that such draft is paid, the unpaid amount thereof shall bear interest for each day from and including the date on which such draft is paid to but excluding the date that the Borrower makes reimbursement in full, at the rate per annum equal to the sum of (x) ABR plus (y) the Applicable Margin for Revolving Loans that are ABR Loans; provided that, if the Borrower does not make reimbursement in full on or prior to the second Business Day following the date of the applicable drawing, then Section 2.11(c) shall apply.

3.6.                            Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank.  The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

3.7.                            Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by the Issuing Bank shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8.                            Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9.                            Obligations of Certain Issuing Banks.  The Issuing Bank that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (a) the amount and expiration date of each Letter of Credit issued by the Issuing Bank prior to the date of issuance thereof, (b) any amendment or modification of any such Letter of Credit prior to the time of such amendment or modification and (c) any termination, surrender, cancellation or expiry of any such Letter of Credit promptly upon the occurrence thereof.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower and the Subsidiary Guarantors hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as and to the extent required under Section 5.1 (as of the Closing Date) or 5.2 (for any extension of credit occurring following the Closing Date) that:

4.1.                            Financial Condition.  The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2009, December 31, 2010 and December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2.                            No Change.  Since December 31, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.                            Existence; Compliance with Law.  Each of Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except, other than in the case of the Borrower, to the extent that the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.                            Power; Authorization; Enforceable Obligations.

(a)                                 Each Loan Party has the corporate or other organizational power and authority to make, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.

(b)                                 Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

(c)                                  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) consents, authorizations, filings and notices the failure of which to make or obtain, as the case may be, could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.

(e)                                  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

4.5.                            No Legal Bar.  The execution and delivery of this Agreement and the other Loan Documents will not violate any Requirement of Law or any Contractual Obligation of Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Second Lien Notes Documentation) except, in each case to the extent any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

4.6.                            Litigation.  Except as set forth on Schedule 4.6, no litigation, or, to the knowledge of the Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against any Covenant Party that could reasonably be expected to have a Material Adverse Effect.

4.7.                            No Default.  No Default or Event of Default has occurred and is continuing.

4.8.                            Ownership of Property; Liens.  Each Covenant Party has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in or right to use, all its material other property, and none of such property is subject to any Lien except Liens permitted by Section 7.3 except to the extent any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, set forth on Schedule 4.8 is a complete and correct list in all material respects of all real property (including street address) (other than condominiums or co-ops) located in the United States and owned by any Covenant Party material to the operation of any Covenant Party.

4.9.                            Licenses, Intellectual Property.  Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.9 (all of which items set forth in Schedule 4.9 in the aggregate could not reasonably be expected to have a Material Adverse Effect), each Covenant Party has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow.  Each Covenant Party owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure could not reasonably be expected to have a Material Adverse Effect.  No material claim against any Covenant Party has been asserted in writing and is pending by any Person challenging or questioning the use of any Intellectual Property that is material to the business of the Covenant Parties or the validity or effectiveness of any such Intellectual Property, nor does the Borrower have knowledge of any valid basis for any such claim.  Except as could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, the use of Intellectual Property by each Covenant Party does not infringe on the rights of any Person in any material respect.

4.10.                     Taxes.  Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) each Covenant Party has filed or caused to be filed all federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and has satisfied its Tax withholding obligations (in each case, other than any Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Covenant Party, provided such contest suspends the enforcement of the Taxes in question); (ii) no Tax Lien has been filed (other than Permitted Liens), and (iii) no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11.                     Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the regulations of the Board.

4.12.                     Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Covenant Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Covenant Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Covenant Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Covenant Party.

4.13.                     ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) or failure to satisfy the minimum funding standards of Section 412 of the Code has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Employee Benefit Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect, and to the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity could, except as could not reasonably be expected to result in a Material Adverse Effect, become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the Borrower’s knowledge, (i) no such Multiemployer Plan is in Reorganization or Insolvent and (ii) no nonexempt prohibited transaction (within the meaning of Section 4795 of the Code or Section 406 of ERISA) has occurred with respect to a Plan which could reasonably be expected to result in a Material Adverse Effect.

4.14.                     Investment Company Act; Other Regulations.  No Covenant Party is required to be registered as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.15.                     Subsidiaries.  Attached hereto as Schedule 4.15(a) is an organization chart of each Loan Party and its Subsidiaries as of the Closing Date.  Schedule 4.15(b) sets forth the name, jurisdiction of formation and classification of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party as of the Closing Date. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except as created by the Loan Documents or the Second Lien Notes Documentation or disclosed on Schedule 4.15(b).

4.16.                     Use of Proceeds.  The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit after the Closing Date shall be used for working capital requirements and general corporate purposes of any Covenant Party.

4.17.                     Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                 the facilities and properties owned, leased or operated by any Covenant Party (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b)                                 no Covenant Party has received any written notice of any violation, alleged violation, non-compliance, liability or potential liability relating to any Environmental Laws, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                                  no Covenant Party has transported or disposed of from the Properties Materials of Environmental Concern in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor has any Covenant Party generated, treated, stored, handled or used at, on or under any of the Properties Materials of Environmental Concern in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)                                 no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under or based on any Environmental Law, to which any Covenant Party is or to the knowledge of any Covenant Party will be named as a party, nor is any Covenant Party a party or subject to any decrees, orders, judgments or agreements which impose any obligations or liability under any Environmental Law;

(e)                                  there has been no Release or to the knowledge of the Borrower threat of Release of Materials of Environmental Concern at, on, under or from the Properties arising from or related to the operations of any Covenant Party, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)                                   the Properties and all operations at the Properties and of each Covenant Party are in compliance, and for the past three (3) years have been in compliance, with all applicable Environmental Laws;

(g)                                  this Section 4.17 contains the sole and exclusive representations and warranties of the Borrower with respect to matters arising under Environmental Law.

4.18.                     Accuracy of Information, Etc..  No statement or factual information with respect to any Group Member or any of its Restricted Subsidiaries contained in this Agreement, any other Loan Document or any other factual document, certificate or statement (other than any projections, pro forma financial statements or other estimates with respect to Borrower or any of its Restricted Subsidiaries and other than information of a general economic or industry nature) furnished by or by Persons directed on behalf of Borrower or any of its Restricted Subsidiaries to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when such statements were made.  The projections and pro forma financial information contained in the materials referenced above were, and when delivered, will be, based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections and financial information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19.                     Security Documents.

(a)                                 The Guaranty and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Lien under U.S. Law (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) on all right, title and interest of the respective Loan Parties in the Collateral described therein and proceeds thereof to the extent required thereby.  In the case of the Pledged Stock described in any of the Security Documents, when stock certificates representing such Pledged Stock are delivered to and retained by the Collateral Agent together with the necessary endorsements, and in the case of the other Collateral described in the Guaranty and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Liens created under the Guaranty and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof under U.S. law, as security for the Obligations to the extent a Lien on such Collateral (other than the Pledged Stock) can be perfected pursuant to such financing statements and such other filings, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

(b)                                 Each of the Mortgages upon execution is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) first priority Lien on, and security interests in, the Mortgaged Properties described therein and proceeds thereof subject to the Liens permitted by such Mortgage, and when the Mortgages are filed in the appropriate recording offices specified in the local counsel opinions delivered with respect thereto in accordance with the provisions of 6.9(b) or Section 6.14), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the liens permitted by such Mortgage).

4.20.                     Solvency.  On the Closing Date, the Group Members on a consolidated basis are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection therewith will be, Solvent.

4.21.                     Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any other terms of similar meaning and import) of the Borrower under and as defined in the documents governing the Senior Subordinated Notes and any Refinancing Indebtedness (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein) in respect thereof.  The obligations of each Subsidiary Guarantor under the Guaranty and Collateral Agreement constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any other terms of similar meaning and import) of such Subsidiary Guarantor under and as defined in the documents governing the Senior Subordinated Notes and any Refinancing Indebtedness (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein) in respect thereof.

4.22.                     Insurance.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance has been obtained to the extent required in order to satisfy all applicable Requirements of Law in order for a Mortgage to be obtained thereon.  Schedule 4.22 sets forth a true, complete and correct description of all insurance maintained by each Covenant Party as of the Closing Date.

4.23.                     Anti-Terrorism Law.

(a)                                 No Covenant Party is in violation of any Requirement of Law in any material respect relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Covenant Party is any of the following:

(i)                             a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                          a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                       a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                      a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                         a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

4.24.                     Brokers’ Fees.  Except as set forth on Schedule 4.24, no Covenant Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under this Agreement.

SECTION 5

CONDITIONS PRECEDENT

5.1.                            Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit hereunder are subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                 Credit Agreement; Security Documents.  The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, Parent, the Borrower and each Lender, and all schedules hereto, (ii) the Guaranty and Collateral Agreement, executed and delivered by Parent, the Borrower and each Subsidiary Guarantor, and all schedules thereto, (iii) an Acknowledgement and Consent substantially in the form attached to the Guaranty and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (iv) the Intercreditor Agreement, executed and delivered by the Collateral Agent and the Notes Collateral Agent and acknowledged by Parent, the Borrower and each Subsidiary Guarantor and (v) a fully completed Perfection Certificate.

(b)                                 Other Financing Transactions.  The Borrower shall have received (or shall have simultaneously with the Closing Date receive) $350,000,000 in gross cash proceeds from the issuance of the Second Lien Notes.

(c)                                  Debt Discharge.  The Debt Discharge shall be consummated prior to or substantially simultaneously with the effectiveness of this Agreement.  After giving effect to the Transactions, Parent and its Subsidiaries shall not have any outstanding Indebtedness, other than (i) Letters of Credit, (ii) the Senior Subordinated Notes and the Second Lien Notes and (iii) other Indebtedness permitted hereunder and the Borrower shall have caused to be delivered to the Administrative Agent and the Joint Lead Arrangers with respect to the Existing Credit Agreement a customary payoff letter and UCC-3 termination statements along with any other releases or terminations reasonably requested, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers.

(d)                                 Financial Statements.  The Administrative Agent shall have received the financial statements required to be delivered pursuant to Section 4.1.

(e)                                  Ratings.  The Borrower shall have used commercially reasonable efforts to have the Loans rated by both Moody’s and S&P.

(f)                                   Lien Searches, Etc.  The Administrative Agent shall have received the results of a recent lien search (including a search as to judgments, pending litigation and Tax matters) in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date.

(g)                                  Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.5 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (except for the endorsement to be delivered pursuant to Section 6.13(b)) (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured.

(h)                                 Fees.  The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid to Lenders, the Administrative Agent or the Joint Lead Arrangers for which invoices have been presented (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Joint Lead Arrangers, and one firm of local counsel in each relevant jurisdiction), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(i)                                     Organizational Documents.  The Administrative Agent shall have received (i) a copy of the organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (i) above and remains in full force and effect; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below or certifying that such by-laws, limited partnership agreement or operating agreement has not been amended; (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) long form good standing certificates and bring-down good standing certificates of the Loan Parties in their jurisdictions of incorporation or formation, as applicable.

(j)                                    Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                             the legal opinion of Kirkland & Ellis LLP, counsel to Parent, the Borrower and its Restricted Subsidiaries, substantially in the form of Exhibit F; and

(ii)                          the legal opinions of the special counsel to Parent, the Borrower and its Restricted Subsidiaries in the jurisdictions listed on Schedule 5.1(j)(ii).

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(k)                                 Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guaranty and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guaranty and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l)                                     Filings, Registrations and Recordings.  The Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), and each such document shall be in proper form for filing, registration or recordation under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate to perfect the Liens created, or purported to be created, by the Security Documents.

(m)                             Projections.  The Administrative Agent shall have received projections prepared by the Borrower’s management of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries.

(n)                                 Account Designation Notice.  The Administrative Agent shall have received the executed Account Designation Notice.

(o)                                 Patriot Act.  At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received a certificate, substantially in the form of Exhibit J, for the benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Loan Parties, the name and address of the Loan Parties and other information reasonably requested by the Administrative Agent that will allow the Administrative Agent or any Lender, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

(p)                                 Officer’s Certificate. (A) Since December 31, 2011, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, (B) no Default shall exist or would exist after giving effect to the Transactions, (C) after giving effect to the Transactions, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects to the extent such representation or warranty is not already subject to a “materiality” or “Material Adverse Effect” qualifier on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date) and (D) the Borrower shall have provided an certificate of its chief financial officer (I) as to the satisfaction of the conditions set forth in Sections 5.1(c), 5.1 (q)(A), (B) and (C) and (II) to the effect that Group Members, on a consolidated basis, are Solvent as of the Closing Date after giving effect to the Transactions.

(q)                                 Notice of Prepayment.  Borrower shall have delivered a notice of prepayment in respect of all loans and commitments under the Existing Credit Agreement to the administrative agent thereunder.

5.2.                            Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects to the extent such covenant or other agreement is not already subject to a “materiality” or “Material Adverse Effect” qualifier on and as of such date as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date).

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until the expiration or termination of the Commitments, all Letters of Credit have been terminated (or cash collateralized or backstopped on terms reasonably acceptable to Administrative Agent and the Issuing Bank) and so long as any Obligations are owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations), the Borrower shall and shall cause each Restricted Subsidiary to:

6.1.                            Financial Statements.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Syndtrak or otherwise):

(a)                                 not later than 90 days after the end of each fiscal year of Parent, a copy of the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other “Big Four” independent certified public accountants or other independent public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent; provided that it shall not be a violation of this clause (a) if the audit and opinion accompanying the financial statements for any fiscal year is subject to a “going concern” or like qualification solely as a result of the Termination Date being scheduled to occur within a year;

(b)                                 not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Parent, the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of in come and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the same quarter in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c)                                  simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b) above, (x) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (y) a report of Borrower’s and its Restricted

Subsidiaries’ regional performance in such quarter or year, as the case may be, substantially consistent with the form of the report delivered to the administrative agent under the Existing Credit Agreement on April 14, 2012; and

(d)                                 simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and (b) above, supplemental consolidating financial information with respect to the Borrower and its Restricted Subsidiaries for the applicable quarterly or annual period, in a format substantially similar to the format of the supplemental consolidating financial information contained in footnote (20) to Parent’s audit for the year ended December 31, 2011 (or such other format as reasonably agreed to by the Administrative Agent).

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or a Responsible Officer, as the case may be, and disclosed therein) consistently throughout the periods reflected therein and with prior periods.  With regard to interim financial statements, such interim financial statements will not include all of the information and footnotes required by GAAP for complete financial statements and be subject to year-end adjustments.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 may be satisfied with respect to financial information of Parent and its consolidated Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that such Form 10-K or 10-Q contains or is accompanied by the items required by such paragraphs.

Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”).  Borrower hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x)y marking Company Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.2.                            Certificates; Other Information.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Syndtrak or otherwise):

(a)                                 if reasonably requested by the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants cover in such certificates pursuant to their professional standards and customs of the profession and shall no longer be required to be delivered if Parent’s certified public accountants no longer provide such a certificate as a matter of policy);

(b)                                 concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) or (b), (i) a Compliance Certificate containing all information and calculations required by the form of such certificate attached as Exhibit H (or such other form as may be agreed to by the Administrative Agent to reflect the terms of Section 7.1), including those necessary for determining compliance by each Covenant Party with the provisions of Section 7.1 (including detail with respect to any calculation of Consolidated EBITDA) as of the last day of the fiscal quarter or fiscal year of Parent, as the case may be and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(c)                                  no later than 60 days after the end of each fiscal year of Parent and its Subsidiaries, a consolidated budget for the following fiscal year, including a detailed projected consolidated balance sheet of Parent and its consolidated Subsidiaries, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto for each quarter of such fiscal year, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, to the extent such revisions have been delivered to the Board of Directors of Parent (or one of Parent’s parent companies) for its approval;

(d)                                 as promptly as practicable after the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to any item of Indebtedness over $20,000,000, the Senior Subordinated Notes, the Second Lien Notes and any Refinancing Indebtedness in respect of any of the foregoing and not otherwise required to be required to be delivered under Section 6.1 or 6.2;

(e)                                  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities in an aggregate principal amount of $20,000,000 for any one issue or public equity securities of the Borrower or any Restricted Subsidiary of Borrower and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.2 and promptly after the same are filed, copies of all financial statements and reports that the Borrower or any Restricted Subsidiary of Borrower may make to, or file with, the SEC; and

(f)                                   promptly, such additional financial and other information concerning a Group Member as the Administrative Agent on behalf of itself or any Lender may from time to time reasonably request; provided that no such information shall be required to be so provided if the provision thereof would cause such Group Member to lose attorney-client privilege or would violate a confidentiality agreement or if such information is not reasonably available.

6.3.                            Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Tax obligations of whatever nature, except (i) where the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Covenant Party and such contest suspends the enforcement of the Taxes in question, or (ii) for failure to pay that could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

6.4.                            Maintenance of Existence; Compliance.

(a)                                 (i) Except as otherwise explicitly permitted under Section 7.4, preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5.                            Maintenance of Property; Insurance.

(a)                                 (i) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and ordinary damage by casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are prudent in its reasonable business judgment (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and (iii) provide that each insurance policy maintained or required to be maintained by any Covenant Party shall (A) name the Collateral Agent, on behalf of the Secured Parties, as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement,” with respect to property coverage on Collateral of such Covenant Party, and shall name the Administrative Agent on behalf of the Secured Parties as an additional insured, with respect to general liability coverage, (B) provide that the insurer(s) shall endeavor to notify the Collateral Agent of any proposed cancellation of such policy at least 30 days in advance thereof (unless such proposed cancellation arises by reason of non-payment of insurance premiums in which case such notice shall be given at least 10 days in advance thereof) and (C) cause any Insurance Subsidiary to (x) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles except to the extent where such failure to comply could not reasonably be expected to result in a Material Adverse Effect and (y) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims.  The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Restricted Subsidiaries shall be reasonable and customary.  The Borrower will provide the Administrative Agent copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof.

(b)                                 If any portion of any improvements located on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws.

6.6.                            Inspection of Property; Books and Records; Discussions.  (a) Keep books of records and account in which full, true and correct entries (in all material respects) in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities required by

GAAP, and (b) permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time during normal business hours (and upon reasonable notice) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided the Borrower is given an opportunity to be present at such meetings); provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall not be entitled to exercise the foregoing rights more than once, in the aggregate, in any calendar year.

6.7.                            Notices.  Promptly give notice to the Administrative Agent and the Administrative Agent shall furnish to the Lenders by posting to Syndtrak or otherwise of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any litigation, investigation or proceeding affecting any Group Member that could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the following events, as soon as possible and in any event within 30 days after any Responsible Officer of the Borrower knows thereof if such event or events could reasonably be expected to result in a Material Adverse Effect:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Multiemployer Plan; and

(d)                                 any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Covenant Party proposes to take with respect thereto, if any.

6.8.                            Environmental Laws.

(a)                                 Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, at the Properties with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.  This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, any affected Covenant Party promptly undertakes reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all material remedial, removal and other actions required for purposes of material compliance with Environmental

Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws in each case.  This clause (b) shall be deemed not breached by a failure to comply with such an order or directive if any affected Covenant Party timely challenges in good faith such order or directive in a manner consistent with all applicable Environmental Laws and pursues such challenge diligently, and the pendency and pursuit of such challenge, in the aggregate with the pendency and pursuit of any other such challenges, could not reasonably be expected to have a Material Adverse Effect.

6.9.                            Additional Collateral, Etc..

(a)                                 With respect to any personal property or Intellectual Property acquired after the Closing Date by any Loan Party (other than any motor vehicles, or any tangible personal property evidenced by a title certificate or any other type of property expressly excluded by the Security Documents) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guaranty and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest under U.S. law in such property pursuant to the terms, conditions and limitations set forth in the Guaranty and Collateral Agreement, subject to Liens permitted under Section 7.3, and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest under U.S. law in such property pursuant to the terms, conditions and limitations set forth in the Guaranty and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guaranty and Collateral Agreement or under U.S. law or as may be reasonably requested by the Administrative Agent.

(b)                                 With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the date that is 180 days after the Closing Date by any Loan Party (other than any such property subject, or to be subject to, a Lien permitted by clause (7) of the definition of Permitted Liens or a mortgage permitted by clause (13) of the definition of Permitted Liens (but only for so long as such mortgage remains in place)), on a quarterly basis reasonably promptly within 30 days after delivery of the financial statements delivered pursuant to Section 6.1(a) or (b) execute and deliver a first priority mortgage or deed of trust subject to the Liens permitted by such mortgage or deed of trust in a form substantially similar to the Mortgages on the Mortgaged Properties and otherwise reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and recorded by a nationally recognized title insurance company in such manner and in such place as is required by law to establish, perfect, preserve and protect the Lien in favor of the Collateral Agent required to be granted pursuant to the Mortgage and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) and other documents of the type described in Section 6.14 in respect of such Mortgage)

(c)                                  With respect to any new Restricted Subsidiary created or acquired after the Closing Date by any Loan Party or any Unrestricted Subsidiary that becomes a Restricted Subsidiary or any Restricted Subsidiary that newly meets the requirements of the definition of Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guaranty and Collateral Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative

Agent, for the benefit of the Lenders, a perfected first priority security interest subject to Liens permitted pursuant to Section 7.3 in the Capital Stock of such Subsidiary that is owned by any Loan Party (provided such security interest shall be limited (A) in the case of a Foreign Subsidiary directly owned by a Domestic Subsidiary, to 65% of such Capital Stock in such Foreign Subsidiary and (B) in the case of any other Foreign Subsidiary or any Insurance Subsidiary or Immaterial Subsidiary, to 0% of such Capital Stock in such Foreign Subsidiary, Insurance Subsidiary or Immaterial Subsidiary), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Subsidiary (unless such Subsidiary is a Foreign Subsidiary, an Insurance Subsidiary, an Immaterial Subsidiary, a Regulated Entity or a Non-Wholly-Owned Subsidiary or otherwise excluded pursuant to the definition of a Subsidiary Guarantor) (A) to become a party to the Guaranty and Collateral Agreement, (B) to take such actions necessary and reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest subject to the Liens permitted under Section 7.3 in the Collateral described in the Guaranty and Collateral Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guaranty and Collateral Agreement or by U.S. law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit I to the Guaranty and Collateral Agreement or in such other form as may be reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that (1) the Borrower shall not be required to take, or cause any Subsidiary to take, the actions required by this paragraph (c) with respect to any such Subsidiary prior to the delivery of financial statements delivered pursuant to Section 6.1(a) or (b) for the fiscal quarter of the Borrower during which such Subsidiary was created or acquired unless (x) the aggregate amount of Investments made by Borrower and the Subsidiaries in all such Subsidiaries exceeds $10,000,000 prior to the end of such fiscal quarter or (y) an Event of Default has occurred and is continuing and (2) the Borrower shall not be required to provide the legal opinions required by this paragraph (c) if the applicable Subsidiary (on a consolidated basis) accounts for less than 1% of the assets, revenues or Consolidated EBITDA of the Borrower, in each case on a pro forma basis as of the end of and for the four fiscal quarters most recently ended for which financial statements have been delivered under Section 6.1(a) or (b) or, if prior to the first delivery date for such financial statements, for which financial statements of the Borrower are available, as though such Subsidiary had become a Subsidiary at the beginning of such period, unless such Subsidiary, together with all other Subsidiary Guarantors organized in the same jurisdiction with respect to which no opinions have been received by the Administrative Agent, account for 4% of more of the assets, revenues or Consolidated EBITDA of the Borrower (determined on the same basis as provided above).

6.10.                     Security Interests; Further Assurances.

(a)                                 Promptly, upon the reasonable request of the Administrative Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by this Agreement or the applicable Security Document, or consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, use your commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may reasonably require.  If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

(b)                                 Notify the Administrative Agent and the Collateral Agent in writing of any change in any Loan Party’s (i) legal name, (ii) location of chief executive office or principal place of business, (iii) identity or type of organization or corporate structure, (iv) Federal Taxpayer Identification Number or organizational identification number or (v) jurisdiction of organization, in each case within 60 days after any such change occurs.  The Borrower agrees to cause each Loan Party that makes any change described in the proceeding sentence to comply with Section 6.10(a), as applicable.

6.11.                     Compliance with ERISA.  (a) Except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could reasonably be expected to result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

6.12.                     Use of Proceeds.  The Borrower will use the proceeds of the Loans for the purposes set forth in Section 4.16.

6.13.                     Post-Closing Obligations.

(a)                                 Within ninety (90) days following the Closing Date (as such date may be extended by the Collateral Agent, in its sole discretion, in writing), the Borrower shall cause the Collateral Agent to have received evidence that the copyright security agreement duly executed by Carolina Regional Cancer Center, LLC and the Collateral Agent has been filed with the United States Copyright Office as may be necessary or advisable for the purpose of perfecting, confirming, enforcing or protecting the Collateral Agent’s security interest over Carolina Regional Cancer Center, LLC’s copyrights registered in the United States.

(b)                                 Within ninety (90) days following the Closing Date (as such date may be extended by the Collateral Agent, in its sole discretion, in writing), the Borrower shall have delivered to the Collateral Agent the “standard” or “New York” lender’s mortgagee endorsement for the property insurance issued by Essex Insurance Company, policy number ESP7516.

6.14.                     Real Estate Post-Closing Obligations.  The Borrower and Subsidiary Guarantors under this Agreement shall obtain and deliver to Collateral Agent, within 90 days after the Closing Date (unless waived or extended by Collateral Agent in its discretion), the following with respect to the owned and leased real property located at (i) 1176 Vegas Valley Drive, Las Vegas, Nevada, (ii) 266 West Hillsboro Boulevard., Deerfield Beach, Florida, (iii) 820 Goodlette Road North, Naples, Florida and (iv) 970 N. Broadway, Yonkers, New York:

(i)                  a Mortgage encumbering each such parcel of real property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such parcel of real property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such parcel of real property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii)               with respect to each such parcel of real property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such parcel of real property to grant the Lien contemplated by the Mortgage with respect to such parcel of real property;

(iii)            with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on each such parcel of real property and fixtures described therein in the amount equal to not less than 115% of the estimated fair market value of such parcel of real property and fixtures as set forth below which amount shall be reasonably satisfactory to the Collateral Agent, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, and (E) contain no exceptions to title other than the Liens permitted by such Mortgage and exceptions reasonably acceptable to the Collateral Agent;

(iv)           with respect to each such parcel of real property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)              evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)           with respect to each such parcel of real property, copies of all leases in which Borrower or any Restricted Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any such parcel of real property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such parcel of real property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Administrative Agent;

(vii)          with respect to each such parcel of real property, each shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such parcel of real property;

(viii)     Surveys with respect to each such parcel of real property;

(ix)           on behalf of itself, the Administrative Agent, the Lenders and the Issuing Bank, an opinion of (i) Kirkland & Ellis LLP, special counsel for the Loan Parties, and (ii) local counsel in the applicable jurisdiction reasonably acceptable to the Borrower and the Administrative Agent, in each case in substantially the forms reasonably acceptable to the Administrative Agent;

(x)              a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.5 (including, without limitation, flood insurance policies), each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), and (ii) shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent;

(xi)           a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such real property and, if located in a Special Flood Hazard Area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and if applicable, each Loan Party relating thereto; and

(xii)        appraisals for each such parcel of real property as Administrative Agent shall have determined to be reasonably required under FIRREA.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby agrees that, until the expiration or termination of the Commitments, all Letters of Credit have been terminated (or cash collateralized or backstopped on terms reasonably acceptable to Administrative Agent and the Issuing Lender) and so long as any Obligations (other than contingent indemnification obligations) are owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

7.1.            Financial Condition Covenant.  Permit the First Lien Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 1.25 to 1.00.

7.2.            Indebtedness.  Directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness; provided, however, the Borrower or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Borrower that is not or will not, upon such incurrence, become a Guarantor, may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Borrower is greater than 2.0 to 1.0.

The foregoing limitations will not apply to:

(a)                                 Indebtedness of the Borrower under the Second Lien Notes (and any exchange notes issued pursuant to the Registration Rights Agreement) issued on the Closing Date in an aggregate principal amount not to exceed $350,000,000 and the guarantees by the Guarantors thereof (and the guarantees by the Guarantors of such exchange notes);

(b)                                 Indebtedness of any Loan Party pursuant to any Loan Document;

(c)                                  other Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date and listed on Schedule 7.2(c) (including, without limitation, the Senior Subordinated Notes, Capitalized Lease Obligations and Purchase Money Indebtedness outstanding on the Closing Date);

(d)                                 Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed the greater of $50,000,000 and 4.0% of Total Assets at any one time outstanding;

(e)                                  Hedging Obligations of the Borrower or any Restricted Subsidiary;

(f)                                   Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g)                                  Indebtedness of a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower for so long as such Indebtedness is held by the Borrower or a Restricted Subsidiary of the Borrower or the holder of a Lien permitted under the Loan Documents, in each case subject to no Lien held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower or the holder of a Lien permitted under the Loan Documents; provided that if as of any date any Person other than the Borrower or a Restricted Subsidiary of the Borrower or the holder of a Lien permitted under the Loan Documents owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (g) by the issuer of such Indebtedness;

(h)                                 Indebtedness of the Borrower to a Restricted Subsidiary of the Borrower for so long as such Indebtedness is held by a Restricted Subsidiary of the Borrower or the holder of a Lien permitted under the Loan Documents, in each case subject to no Lien other than a Lien permitted under Section 7.3; provided that (a) any Indebtedness of the Borrower to any Restricted Subsidiary of the Borrower that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Borrower’s obligations under the Loan Documents and (b) if as of any date any Person other than a Restricted Subsidiary of the Borrower or the holder of a Lien permitted under Section 7.3 owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (h) by the Borrower;

(i)                                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(j)                                    Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of performance bonds, completion guarantees, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(k)                                 Refinancing Indebtedness;

(l)                                     Indebtedness represented by guarantees by the Borrower or its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred under the Loan Documents;

(m)                             Indebtedness of the Borrower or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

(n)                                 Indebtedness or Disqualified Capital Stock of Persons (other than Indebtedness or Disqualified Capital Stock incurred in anticipation of such acquisition or merger) that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of the Loan Documents; provided that after giving effect to such acquisition either (A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this Section 7.2 or (B) the Consolidated Fixed Charge Coverage Ratio would be greater than such Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition;

(o)                                 additional Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(p)                                 Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Borrower or any of its direct or indirect parent corporations permitted by Section 7.6; provided that any such obligations shall be explicitly subordinated to the Obligations;

(q)                                 Indebtedness of the Borrower or any Restricted Subsidiary to the extent (i) the proceeds of such Indebtedness are deposited and used to defease the Second Lien Notes as described under Article 8 of the Second Lien Notes Indenture and (ii) such Indebtedness otherwise constitutes Refinancing Indebtedness in respect of the Second Lien Notes;

(r)                                    Indebtedness of Restricted Subsidiaries of the Borrower that are not Guarantors in an aggregate principal amount not to exceed the greater of $15,000,000 and 1.25% of Total Assets at any one time outstanding; and

(s)                                   Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business.

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of clauses (a) through (s) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this Section 7.2, the Borrower shall, in its sole discretion, classify (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) such item of Indebtedness in any manner that complies with this Section 7.2 (and any portion of an item of Indebtedness to be incurred under clauses (a) through (s) above on a particular date shall not be included in the calculation of the Consolidated Fixed Charge Coverage Ratio in determining the amount of Indebtedness that may be incurred on the same date pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this Section 7.2).  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 7.2.  The maximum amount of Indebtedness that the Borrower and its Restricted Subsidiaries may incur pursuant to this Section 7.2 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Borrower will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Obligations or such Guarantor’s guarantee of the Obligations, as the case may be, and subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor, as the case may be.  For purposes of the Loan Documents, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor solely by virtue of such Indebtedness being unsecured or secured by different collateral or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

7.3.                            Liens.  Will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) that secure Indebtedness against or upon any property or assets of the Borrower or any of its Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

7.4.                            Merger, Consolidation and Sale of Assets.  Will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Borrower to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower’s assets (determined on a consolidated basis for the Borrower and the Borrower’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)                                 either:

(a)                                 the Borrower shall be the surviving or continuing corporation; or

(b)                                 the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Borrower and of the Borrower’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)                                 shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)                                 shall expressly assume, by amendment to this Agreement and to the other Loan Documents (in form satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, the due and punctual payment of the principal of, fees and premium, if any, and interest on the Obligations and the performance of every covenant of this Agreement and the Loan Documents on the part of the Borrower to be performed or observed;

(2)                                 immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), either (a) the Borrower or such Surviving Entity, as the case may be shall be able to incur at least $1.00 of additional Indebtedness pursuant to Section 7.2 or (b) the Consolidated Fixed Charge Coverage Ratio for the Borrower or such Surviving Entity, as the case may be would be greater than such ratio immediately prior to such transaction;

(3)                                 immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)                                 the Borrower or the Surviving Entity shall have delivered to the Administrative Agent and the Collateral Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if any amendments to the Loan Documents are required in connection with such transaction, such amendments comply with the applicable provisions of the Loan Documents and that all conditions precedent in the Loan Documents relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Borrower the Capital Stock of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

Notwithstanding the foregoing clauses (1), (2) and (3), (a) the Borrower and any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Borrower or to another Restricted Subsidiary and (b) the Borrower may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Borrower in another jurisdiction.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Borrower in accordance with the foregoing in which the Borrower is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents with the same effect as if such surviving entity had been named as such, and the Borrower shall be released from the obligations under this Agreement and the other Loan Documents.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of this Agreement) will not, and the Borrower will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Borrower or any other Guarantor unless:

(1)                                 the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)                                 such entity assumes by supplement to this Agreement and any other applicable Loan Documents all of the obligations of the Guarantor on the Guarantee; and

(3)                                 immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a Guarantor with and into the Borrower (with the Borrower being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Borrower need only comply with clause (4) of the first paragraph of this Section 7.4.

7.5.                            Disposition of Property.  Consummate an Asset Sale unless:

(1)                                 the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Borrower’s Board of Directors);

(2)                                 at least 75% of the consideration received by the Borrower or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or the notes thereto) of the Borrower or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are, within 180 days after the date of the Asset Sale, converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash of Cash Equivalents received in that conversion and (c) Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in connection with a joint venture with a Strategic Investor, provided that the aggregate amount of Designated Non-cash Consideration issued pursuant to this clause 2(c) since the Closing Date shall not exceed the greater of $25,000,000 and 2.0% of the Total Assets of the Borrower at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, each shall be deemed to be cash for the purposes of this provision;

(3)                                 upon the consummation of an Asset Sale, the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a)                                 to (i) permanently reduce Commitments pursuant to Section 2.6 or (ii) prepay, acquire or otherwise retire any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; provided that if the Borrower prepays any Indebtedness of a Restricted Subsidiary that is not a Guarantor pursuant to clause (ii) of this clause (a), the Borrower shall equally and ratably reduce the Commitments by making an offer to all Lenders to reduce their Commitments pursuant to procedures reasonably satisfactory to the Administrative Agent (and upon any reduction of Commitments contemplated hereby, comply with Section 2.8);

(b)                                 to make an investment or capital expenditure in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Borrower and its Restricted Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto (“Replacement Assets”); and/or

(c)                                  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b); and

(4)                                 if such Asset Sale involves the disposition of Collateral, the Borrower or such Subsidiary has complied with the provisions of this Agreement and the other Loan Documents.

It is understood and agreed that Net Cash Proceeds “applied” to reduce Commitments pursuant to this Section 7.5 shall be deemed applied to the extent of such Commitments so reduced, and to the extent Section 2.8 requires a prepayments and Cash Collateralization in an aggregate amount less than such reduction, such Net Cash Proceeds may be used for any other purpose not prohibited by the Loan Documents.

Pending the final application of such Net Cash Proceeds, the Borrower may temporarily reduce borrowings under this Agreement or any other revolving credit facility or otherwise use the Net Cash Proceeds in any manner that is not prohibited by the Loan Documents.  On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Borrower or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (provided that if prior to such 366th day the Borrower or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph after such day, such 365-day period will be extended with respect to the amount of Net Cash Proceeds so committed for a period not to exceed 180 days) (each a “Net Proceeds Offer Amount”) shall be applied by the Borrower or such Restricted Subsidiary to (x) if the Net Cash Proceeds Trigger has not been met as of such date (the “Application Date”), first, prepay Swingline Loans, second, prepay Revolving Loans and third Cash Collateralize L/C Exposure, in each case on such date (in such order of priority until all such Net Cash Proceeds have been applied) and (y) if the Net Cash Proceeds Trigger has been met as of the Application Date, make an offer to reduce (the “Net Proceeds Offer”) to all Lenders, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the Commitments of all Lenders on a pro rata basis, pursuant to procedures reasonably satisfactory to the Administrative Agent, in an amount equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, commitment fees and letter of credit fees with respect thereto; provided, however, that if at any time any non-cash consideration received by the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 7.5.

The Borrower may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10,000,000, shall be applied as required pursuant to this paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of the Borrower and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 7.4, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Borrower and its Restricted Subsidiaries not so transferred for purposes of this Section 7.5, and shall comply with the provisions of this Section 7.5 with respect to such deemed sale as if it were an Asset Sale.  In addition, the fair market value of such properties and assets of the Borrower or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 7.5.

7.6.                            Restricted Payments.  Directly or indirectly:

(1)                                 declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Borrower) on or in respect of shares of the Borrower’s Capital Stock to holders of such Capital Stock;

(2)                                 purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower;

(3)                                 make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt, except any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption defeasance, acquisition or retirement and any payment of intercompany Indebtedness to the Borrower or any of its Restricted Subsidiaries; or

(4)                                 make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”);

if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)                                     a Default or an Event of Default shall have occurred and be continuing; or

(ii)                                  the Borrower is not able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 7.2; or

(iii)                               the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to April 20, 2010 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Borrower) shall exceed the sum of:

(w)                               50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Borrower for the period beginning April 1, 2010 and to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time the Restricted Payment occurs (treating such period as a single accounting period); plus

(x)                                 100% of the aggregate Qualified Proceeds received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to April 20, 2010 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Borrower or warrants, options or other rights to acquire Qualified Capital Stock of the Borrower (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(y)                                 without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate Qualified Proceeds of any equity contribution received by the Borrower from a holder of the Borrower’s Capital Stock subsequent to the April 20, 2010 and on or prior to the Reference Date; plus

(z)                                  without duplication, the sum of:

(1)                                 the aggregate amount returned in cash and fair market value of property used or useful in a Similar Business on or with respect to Investments (other than Permitted Investments) made subsequent to April 20, 2010 whether through interest payments, principal payments, dividends or other distributions or payments;

(2)                                 the net cash proceeds and fair market value of property used or useful in a Similar Business received by the Borrower or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Borrower); and

(3)                                 upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)                                 the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration or the redemption, repurchase or retirement of any Junior Debt, if at the date of any irrevocable redemption notice such payment would have complied with this Section 7.6;

(2)                                 any Restricted Payment, either (i) in exchange for shares of Qualified Capital Stock of the Borrower or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of shares of Qualified Capital Stock of the Borrower (provided such net proceeds are excluded from the calculation set forth under clause (iii) above);

(3)                                 the acquisition or prepayment of any Junior Debt either (i) in exchange for (a) shares of Qualified Capital Stock of the Borrower or (b) Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) (provided such net proceeds are excluded from the calculation set forth under clause (iii) above) of (a) shares of Qualified Capital Stock of the Borrower or (b) Refinancing Indebtedness;

(4)                                 repurchases by the Borrower of Capital Stock of the Borrower or any direct or indirect parent entity of the Borrower from current or former officers, directors, consultants, agents and employees of the Borrower or any of its Subsidiaries or their authorized representatives (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto, in an aggregate amount not to exceed $3,000,000 in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $6,000,000 in any calendar year); provided that such amount in any fiscal year may be increased in an amount not to exceed (a) the net cash proceeds from the sale of Qualified Capital Stock of the Borrower and, to the extent contributed to the Borrower, Capital Stock of any direct or indirect parent entity of the Borrower, in each case to any officer, director, consultant, agent or employee of the Borrower or any Restricted Subsidiary of the Borrower that occurs after the Closing Date (provided such net proceeds, to the extent used to make a Restricted Payment pursuant to this clause (4), are excluded from the calculation set forth under clause (iii) above), plus (b) the net cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries subsequent to the Closing Date;

(5)                                 the declaration and payment of dividends by the Borrower to, or the making of loans to Parent, any direct or indirect parent in amounts required for Parent or any direct or indirect parent companies to pay, in each case without duplication,

(a)                                 franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)                                 foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) were to pay such taxes separately from any such parent entity;

(c)                                  customary salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(d)                                 customary corporate indemnities owing to directors and officers of Parent or any direct or indirect parent company of Parent;

(e)                                  general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(f)                                   fees and expenses related to any unsuccessful equity or debt offering or other financing transaction of such parent entity; and

(g)                                  obligations under the Management Agreement;

(6)                                 the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-8;

(7)                                 cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the exercise or conversion of any warrants, options or other securities of Parent, any direct or indirect parent company of Parent, the Borrower or any of its Restricted Subsidiaries;

(8)                                 the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Borrower or any of its Restricted Subsidiaries and the repurchase or redemption of Disqualified Capital Stock upon any scheduled redemption date; provided that such Disqualified Capital Stock was issued in accordance with Section 7.2;

(9)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Debt (a) at a purchase price not greater than 101% of the principal amount of such Junior Debt in the event of a change of control as defined under such Junior Debt in accordance with provisions similar to the corresponding provisions of the Second Lien Indenture (as in effect on the Closing Date) relating to a change of control; provided that, prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement, Borrower shall have complied with Section 2.24 or (b) at a purchase price not greater than 100% of the principal amount of such Junior Debt in the case of an “asset sale” as defined under such Junior Debt in accordance with provisions similar to the corresponding provisions of the Second Lien Indenture (as in effect on the Closing Date) relating to asset sales, so long as prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement (i) if the Net Cash Proceeds Trigger has been met as of the Application Date, the Borrower has completed the Net Proceeds Offer as provided in Section 7.5 with respect thereto (and made all prepayments and Cash Collateralizations required by Section 2.8 as a result of such compliance) and (ii) if the Net Cash Proceeds Trigger has not been met as of such date, Borrower has complied with all of the prepayment and Cash Collateralization requirements of clause (x) of the third to last paragraph of Section 7.5 with respect thereto;

(10)                          distributions of Capital Stock or Indebtedness of Unrestricted Subsidiaries (except to the extent of any Permitted Investment under clauses (10), (12) and (19) of the definition thereof in such Unrestricted Subsidiary);

(11)                          repurchases of Capital Stock of Parent, any of its direct or indirect parent companies, the Borrower or any Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Capital Stock of Parent, any of its direct or indirect parent companies, the Borrower or any Restricted Subsidiaries if such Capital Stock represents all or a portion of the exercise price of such options or warrants;

(12)                          so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed $15,000,000; and

(13)                          so long as no Default or Event of Default shall have occurred and be continuing, principal payments on, purchases, defeasances, redemptions, prepayments, decreases or other acquisitions or retirements for value of, the Second Lien Notes or any Refinancing Indebtedness in respect thereof, in an aggregate amount during the term of this Agreement not to exceed $20,000,000.

In determining the aggregate amount of Restricted Payments made for purposes of clause (iii) of the immediately preceding paragraph: (x) at any time subsequent to April 20, 2010 but prior to the Closing Date, only amounts expended pursuant to Section 4.10(a) and clauses (1), (6), (9) and (12) of Section 4.10(b) of the Senior Subordinated Notes Indenture shall be included in such calculation and (y) on or following the Closing Date, only amounts expended pursuant to such immediately preceding paragraph and clauses (1), (6), (9) and (12) above shall be included in such calculation.

Notwithstanding the foregoing, no Restricted Payment shall be permitted pursuant to the first paragraph of this Section 7.6 or pursuant to clause (12) or (13) above if, on a pro forma basis after giving effect thereto, the Total Extensions of Credit would exceed 75% of the Commitments.

7.7.                            Payment Restrictions Affecting Restricted Subsidiaries.  The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to:

(1)                                 pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)                                 make loans or advances to the Borrower or any other Restricted Subsidiary or to pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary of the Borrower; or

(3)                                 transfer any of its property or assets to the Borrower or any other Restricted Subsidiary of the Borrower, except in each case for such encumbrances or restrictions existing under or by reason of:

(a)                                 applicable law, rule, regulation or order;

(b)                                 the Second Lien Notes Documentation;

(c)                                  customary non assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary of the Borrower;

(d)                                 any instrument governing Acquired Indebtedness or Capital Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)                                  agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date;

(f)                                   this Agreement and other Loan Documents;

(g)                                  the Senior Subordinated Notes, the Senior Subordinated Notes Indenture and related guarantees;

(h)                                 restrictions on the transfer of assets subject to any Lien permitted under Section 7.3 imposed by the holder of such Lien;

(i)                                     customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j)                                    Purchase Money Indebtedness or Capitalized Lease Obligations that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this Section 7.7 on the property so acquired;

(k)                                 contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(l)                                     restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m)                             customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(n)                                 Indebtedness or Capital Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Closing Date or (ii) that is incurred by a Foreign Subsidiary of the Borrower subsequent to the Closing Date;

(o)                                 an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e), (g) and (h) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Borrower in any material respect as determined by the Board of Directors of the Borrower in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e), (g) and (h); and

(p)                                 any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Section 7.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (i) the encumbrances and restrictions contained in this Agreement, together with the Security Documents as in effect on the Closing Date or (ii) in comparable financings (as determined in good faith by the Borrower) and where, in the case of clause (ii), either (a) the Borrower determines at the time of incurrence or issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on the notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness.

7.8.                            [Reserved]

7.9.                            [Reserved].

7.10.                     Transactions with Affiliates.

(a)                                 The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $2,500,000, other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Borrower or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $10,000,000 shall be approved by the Board of Directors of the Borrower or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If the Borrower or any Restricted Subsidiary of the Borrower enters into an Affiliate Transaction (or a series of related Affiliate Transactions) that involves an aggregate fair market value of more than $20,000,000, the Borrower or such Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to the Borrower or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Administrative Agent.

(b)                                 The following shall not be deemed Affiliate Transactions and, therefore, the restrictions set forth in this Section 7.10 shall not apply to:

(1)                                 reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants or to professional corporations of which they are the owner of the Borrower or any Restricted Subsidiary of the Borrower as determined in good faith by the Borrower’s Board of Directors or senior management;

(2)                                 transactions between or among the Borrower and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Agreement;

(3)                                 the payment of management, consulting, monitoring and advisory fees and related expenses to the Permitted Holders and the termination fees pursuant to the Management Agreement as in effect on April 20, 2010 or any amendment thereto (so long as such amendment is not less favorable to the Lenders in any material respect than the Management Agreement on April 20, 2010);

(4)                                 any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(5)                                 Restricted Payments and Permitted Investments permitted by this Agreement;

(6)                                 transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or indirectly, Capital Stock of, or controls, such Person; provided such Person does not control the Borrower;

(7)                                 the pledge of Capital Stock of Unrestricted Subsidiaries to support Indebtedness thereof;

(8)                                 issuances and sales of Capital Stock of the Borrower to Affiliates of the Borrower or the receipt of the proceeds of capital contributions in respect of Capital Stock;

(9)                                 payments made by the Borrower or any Restricted Subsidiary to the Permitted Holders for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of the Borrower in good faith;

(10)                          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Loan Documents that are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11)                          the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it was a party on the Closing Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(12)                          Purchases or payments for professional liability and other insurance by the Borrower, its Restricted Subsidiaries, their respective employees or any Person that is an Affiliate of the Borrower to Batan Insurance in the ordinary course of business and at fair market value as determined by the Borrower in good faith; and

(13)                          leasing of property or equipment from the Borrower’s employees or any person that is an Affiliate of the Borrower in the ordinary course of business and at fair market values as determined by the Borrower in good faith.

7.11.                     [Reserved].

7.12.                     [Reserved].

7.13.                     Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, provided further, however, that as a condition to any such change the Borrower and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary or appropriate to reflect such change in fiscal year.

7.14.                     Lines of Business.  The Borrower and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary, reasonably related to, or a reasonable extension of the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                 the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay within 5 Business Days after the same becomes due, any interest on any Loan or Reimbursement Obligation or any fee payable pursuant to Section 2.5, or, within 20 days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or financial statement (other than materials delivered pursuant to Section 6.2(c)) furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any materially respect to the extent such covenant or other agreement is not already subject to a “materiality” or “Material Adverse Effect” qualifier on or as of the date made or deemed made; or

(c)                                  any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) or (b) (with respect to Parent and the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)                                 any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of knowledge thereof by a Responsible Officer of a Loan Party or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)                                  any Covenant Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on any scheduled or original due date with respect thereto after giving effect to applicable cure periods and consents and waivers obtained during such cure periods; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Obligations), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been cured or waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition after giving effect to applicable cure periods and consents and waivers obtained during such cure periods is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)                                   (i) any Covenant Party (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Covenant Party (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Covenant Party (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Covenant Party (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Covenant Party (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Covenant Party (other than any Immaterial Subsidiary) shall admit in writing its inability to pay its debts as they become due; or

(g)                                  one or more judgments, awards or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) involving for the Borrower and its Restricted Subsidiaries (other than Immaterial Subsidiaries) taken as a whole a liability (to the extent not paid or fully covered by insurance and as to which the relevant insurance company has not denied coverage) of $15,000,000 or more, and all such judgments, awards or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, or

(h)                                 the security interest or lien created under any of the Security Documents shall cease, for any reason (other than by reason of (x) the express release thereof pursuant to Section 10.14, (y) the failure of the Administrative Agent or the Collateral Agent to retain possession of Collateral physically delivered to it or (z) the failure of the Administrative Agent or the Collateral Agent to timely file UCC continuation statements), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(i)                                     the guarantee contained in Section 2 of the Guaranty and Collateral Agreement shall cease, for any reason (other than in accordance with the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any action taken pursuant to the previous sentence, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of Reimbursement Obligations in respect of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9

THE AGENTS

9.1.                            Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

9.2.                            Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3.                            Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.                            Reliance by Administrative Agent and Collateral Agent.  The Administrative Agent and the Collateral Agent shall each be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent, as the case may be.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Collateral Agent shall each be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.                            Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall each take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent or the Collateral Agent, as the case may be, shall have received such directions, the Administrative Agent and the Collateral Agent each may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.                            Non-Reliance on Agents and Other Lenders.

(a)                                 Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to extend credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent and the Collateral Agent hereunder or under any other Loan Document, the Administrative Agent and the Collateral Agent, as the case may be, shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.  Neither the Syndication Agent, the Documentation Agent, the Joint Lead Arrangers nor the Joint Bookrunners shall have nor shall be deemed to have any fiduciary relationship with any Lender.

(b)                                 For purposes of determining compliance with the conditions specified in Section 5.1 or 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Borrowing Date specifying its objection thereto.

9.7.                            Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Parent or the Borrower and without limiting the obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.                            Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.                            Successor Administrative Agent or Collateral Agent.  The Administrative Agent or Collateral Agent may resign as Administrative Agent or Collateral Agent, as the case may be, upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as the case may be, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent by the date that is 30 days following a retiring Administrative Agent’s or Collateral Agent’s, as the case may be, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as the case may be, hereunder until such time, if any, as the Required Lenders and the Borrower, as applicable, appoint a successor agent as provided for above. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the retiring Collateral Agent shall continue to hold the Collateral created by the Loan Documents for the benefit of the Lenders until the successor Collateral Agent has been effectively appointed pursuant to this paragraph.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo, resigns as Administrative Agent, Wells Fargo, may, upon 90 days’ notice to the Borrower resign as the Issuing Bank.  If Wells Fargo resigns as the Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Issuing Bank and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 3.4).

9.10.                     Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.15 and Section 2.16 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

9.11.                     Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agent.  Neither any of the Joint Lead Arrangers, Joint Bookrunners, the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.12.                     Intercreditor Agreement.  Each of the Administrative Agent and the Collateral Agent is authorized to enter into the Intercreditor Agreement and any other intercreditor agreement it deems reasonable in connection with any Indebtedness permitted hereunder (of junior lien priority or otherwise).

SECTION 10

MISCELLANEOUS

10.1.                     Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1, or, to the extent required to effectuate an Incremental Amendment, pursuant to Section 2.20 or, to the extent required to effectuate a Permitted Amendment, pursuant to Section 2.23.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of

Default or of any mandatory reductions of Commitments or a waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.8 or any amendment of Section 2.8 shall only require the consent of Required Lenders and that an increase in the available portion of any Commitment of any Lender otherwise in accordance with this Agreement shall not constitute an increase in the Commitment of any Lender) directly affected thereby in an adverse manner; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Loan Parties (or Loan Parties owning all or substantially all of the Collateral) from their obligations under the Guaranty and Collateral Agreement, in each case without the written consent of all Lenders; (iv) [reserved]; (v) reduce the percentage specified in the definition of “Required Lenders” without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent or, to the extent relating to the Collateral Agent, the Collateral Agent; (vii) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Bank.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary contained in this Section 10.1, if the Administrative Agent and Parent shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

10.2.                     Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Parent, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent and Borrower:                                                    Radiation Therapy Services Holdings, Inc.
c/o Vestar Capital Partners V L.P.
245 Park Avenue,
41st Floor
New York, NY 10167
Attention:  James L. Elrod, Jr.
Telecopy:  (212) 808-4922

with a copy to:

Kirkland & Ellis, LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Christopher Butler, P.C.

Telecopy: (312) 862-2200

Administrative Agent:                                                 Wells Fargo Bank, National Association
301 South College Street
Charlotte, NC 28202
Attention:  Kent Davis
Telecopy:  704-383-6647
Telephone:  704-715-1302

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.2 or on the SEC’s website or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver copies (which may be electronic) of such documents to the Administrative Agent which so requests until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents referred to in this proviso.  Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.1 or 6.2 or 6.7 or 6.9 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3.                     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.                     Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.                     Payment of Expenses.  The Borrower agrees (a) to pay or reimburse each of the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment or proposed amendment (whether or not effective), supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent, Collateral Agent and Joint Lead Arrangers (and one local counsel to the Administrative Agent, Collateral Agent and Joint Lead Arrangers in any applicable jurisdiction as to which the Administrative Agent reasonably determines local counsel is appropriate) (provided that in no event shall the Borrower be obligated to reimburse the reasonable expenses of more than one counsel plus one counsel in each jurisdiction pursuant to this clause (a)), (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel to Lenders, the Administrative Agent and the Collateral Agent (provided that in no event shall the Borrower be obligated to reimburse the reasonable expenses of more than one counsel plus one counsel in each jurisdiction, unless as reasonably determined by a Lender, representation of all the Lenders, the Administrative Agent and the Collateral Agent would create an actual or potential conflict of interest) and (c) to pay, indemnify and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, partners, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs or expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) of any kind or nature whatsoever (other than consequential, special or punitive damages or losses) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to the operations of any Group Member or any of the Properties, including the presence or Release or threat of Release of Materials of Environmental Concern at, on, under or from the Properties, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided that, in each case, the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (A) the bad faith, fraud, negligence, or willful misconduct of such Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees, advisors, trustees or agents), (B) a dispute arising solely among Indemnitees and not arising from an act or omission of Parent or any of its Subsidiaries or (C) a material breach by such Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees, advisors, trustees or agents) of its obligations hereunder.  In the case of any investigation, litigation or other proceeding to which the indemnity in clause (c) of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by a third party or any Group Member or an Indemnitee, and whether or not an Indemnitee is otherwise a party thereto; provided further that the Borrower shall not be required to reimburse the legal fees and expenses of more than one primary outside counsel and reasonably necessary local and specialty counsel for all

Indemnitees with respect to any matter for which indemnification is sought unless, as reasonably determined by an Indemnitee’s counsel, representation of all such Indemnitees would create an actual or potential conflict of interest. The Borrower shall not be required to indemnify any Indemnitee for any Indemnified Liabilities paid or payable by such Indemnitee in, or resulting from, the settlement of any action, proceeding or investigation without the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided that the foregoing indemnity shall apply to any such settlement in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume.  All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand accompanied by a commercially reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive termination of the Commitments and repayment of the Loans and all other amounts payable hereunder.

10.6.                     Successors and Assigns; Participations and Assignments.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 7.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), provided that:

(i)                           except in the case of an assignment to an Eligible Assignee or an assignment of the entire remaining amount of the assigning Lender’s interests, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing;

(ii)                        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations.  This Section 10.6(b)(ii) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations;

(iii)                     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 ;

provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds or Affiliates of the same Lender; and

(iv)                    any Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which such Eligible Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with such Eligible Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Subject to acceptance and recording thereof pursuant to paragraph (c)(ii) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.6.

(c)                                  Register.  (i)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and Extensions of Credit of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(ii)                                  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iii) of this Section 10.6, all tax forms required under Section 2.16 and any written consent to such assignment required by paragraph (b)(i) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than natural persons or Disqualified Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (e) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of such sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Limitation on Participants’ Rights.  No Participant shall be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (and any initial or subsequent pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights as collateral security to secure obligations of such Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7.                     Adjustments; Set-off.

(a)                                 Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after the occurrence and during the continuance of an Event of Default, without prior notice to Parent or the Borrower, any such notice being expressly waived by Parent and the Borrower to the extent permitted by applicable law, upon any amount becoming overdue and payable by Parent or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final other than payroll, tax or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Parent or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.                     Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile,.pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.                     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.              Integration.  This Agreement and the other Loan Documents represent the entire agreement of Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.              GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK

WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.

10.12.              Submission to Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the City of New York, Borough of Manhattan, the courts of the United States for the Southern District of New York located in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Parent or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13.              Acknowledgements.  Each of Parent and the Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Parent, the Borrower and the Lenders.

10.14.              Releases of Guarantees and Liens.

(a)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each

Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to (A) take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit sale or other disposition of Collateral (other than any such sale or disposition to another Loan Party) not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) upon termination of the Total Commitments and payment in full of all then outstanding Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (unless cash collateralized or subject to other arrangements satisfactory to the Issuing Bank) or (iii) subject to Section 10.1, if otherwise approved, authorized or ratified in writing by the Required Lenders, (B) to the extent agreed by the Administrative Agent, to subordinate any Lien on any Property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.3 or (C) to release any Subsidiary Guarantor from its obligations under the Guaranty and Collateral Agreement if such Person ceases to be a Subsidiary Guarantor as a result of a disposition or any other transaction permitted under any Loan Document.

(b)                                 In connection with a termination or release pursuant to Section 10.14(a)(A) or (a)(C), the Administrative Agent and Collateral Agent shall promptly execute and deliver to the applicable Loan Party, at the Borrower’s expense, all documents that the applicable Loan Party shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Subsidiary Guarantor from its obligations under the Guaranty and Collateral Agreement pursuant to this Section 10.14.

10.15.              Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective partners, directors, officers, employees, agents and representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or any suit, action or proceeding relating to this Agreement, any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that no disclosure shall be permitted under this clause (f) to any Disqualified Lender), (g) subject to each such Person being informed of the confidential nature of the Information and to its agreement to keep such Information confidential and subject to an agreement containing provisions substantially the same as those of this Section, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund (it being understood that no disclosure shall be permitted under this clause (g) to any

Disqualified Lender), (h) with the written consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section 10.15 (other than disclosures pursuant to routine regulatory examinations) and clause (e) of this Section 10.15 (as such clause relates to suits, actions or proceedings in which disclosure is being sought by a third party), unless prohibited by applicable Requirements of Law or court order, each Lender, the Issuing Bank and the Administrative Agent shall (x) notify the Borrower in writing of any request by any Governmental Authority or representative thereof or other Person for disclosure of confidential and non-public information after receipt of such request and (y) if such disclosure of such confidential or non-public information is legally required, furnish only such portion of such information as it is legally compelled to disclose and exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

For the purposes of this Section 10.15, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower subject to the last paragraph of Section 6.1.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16.              WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17.              USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.18.              No Advisory or Fiduciary Responsibility.  The Administrative Agent, Syndication Agent, Documentation Agent, Joint Lead Arrangers and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. The Loan Parties agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar implied duty between the Lenders and the Loan Parties. In connection with all aspects of each transaction contemplated by this Agreement, the Loan Parties acknowledge and agree that (a) (i) the arranging and other services described herein are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Lenders, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and have not relied on any of the Lenders for advice in any of such regards, and (iii) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement; and (b) (i) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of Loan Parties under the Loan Documents and (ii) under the Loan Documents, no Lender has any obligation to the Loan Parties with respect to the transactions contemplated by this

Agreement except those obligations expressly set forth in this Agreement and/or the other Loan Documents.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

10.19.              Subject to Intercreditor Agreement.  Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Administrative Agent and the Collateral Agent pursuant to the Security Documents are expressly subject to the Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent or the Collateral Agent hereunder or under the Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Intercreditor Agreement and such other intercreditor agreement entered into pursuant hereto.  In the event of any conflict between the terms of the Intercreditor Agreement or any other such intercreditor and terms of this Agreement, the terms of the Intercreditor Agreement or such other intercreditor agreement, as applicable, shall govern.

10.20.              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RADIATION THERAPY SERVICES HOLDINGS, INC., as Parent

By:	/S/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

RADIATION THERAPY SERVICES, INC.,
as Borrower

By:	/S/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/S/ KENT DAVIS
	Name:	Kent Davis
	Title:	Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank, Swingline Lender and a Lender

By:	/S/ KENT DAVIS
	Name:	Kent Davis
	Title:	Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/S/ CHRISTY SILVESTER
	Name:	Christy Silvester
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/S/ DAVID M. FELTY
	Name:	David M. Felty
	Title:	Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/S/ MICHAEL J. MOZER
	Name:	Michael J. Mozer
	Title:	Vice President

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/S/ KEVIN BLITZ
	Name:	Kevin Blitz
	Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, as a Lender

By:	/S/ CHRISTY SILVESTER
	Name:	Christy Silvester
	Title:	Vice President

[Signature Page to Credit Agreement]